SECOND AMENDED AND RESTATED PIPELINES, TANKAGE AND

LOADING RACK THROUGHPUT AGREEMENT

(TULSA EAST)

This Second Amended and Restated Pipelines, Tankage and Loading Rack Throughput Agreement (this “Agreement”) is dated as of August 31, 2011, by and between Holly Refining & Marketing-Tulsa LLC (“Holly Tulsa”), HEP Tulsa LLC (“HEP Tulsa”) and Holly Energy Storage-Tulsa LLC (“HEP Storage-Tulsa”).  Each of Holly Tulsa, HEP Tulsa and HEP Storage-Tulsa are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, pursuant to that certain Asset Sale and Purchase Agreement dated as of October 1, 2009 (the “Group 1 Purchase Agreement”) by and among Holly Tulsa, HEP Tulsa and Sinclair Tulsa Refining Company, Holly Tulsa acquired certain refining assets and other related assets located in Tulsa, Oklahoma (the “Refinery”) and HEP Tulsa acquired certain product delivery pipeline, tankage and loading rack assets located at the Refinery (the “Group 1 Assets”);

WHEREAS, in connection with the closing of the transactions contemplated by the Group 1 Purchase Agreement, Holly Tulsa and HEP Tulsa entered into a Pipelines, Tankage and Loading Rack Throughput Agreement (the “Original Tulsa East Throughput Agreement”) to, among other things, set forth the terms and conditions under which HEP Tulsa will provide certain transportation, storage and loading services for Holly Tulsa with respect to the Group 1 Assets;

WHEREAS, pursuant to an LLC Interest Purchase Agreement dated March 31, 2010, by and between HEP Tulsa and HEP Refining, L.L.C., as purchasers, and Holly Tulsa and Lea Refining Company, as sellers and Holly (the “Group 2 Purchase Agreement”), HEP Tulsa acquired from Holly Tulsa all of the issued and outstanding membership interests of HEP Storage-Tulsa;

WHEREAS, HEP Storage-Tulsa is the owner of certain additional storage tank assets, a rail loading rack and a truck unloading rack located at the Refinery, the Transferred Tulsa East Assets as defined in the Group 2 Purchase Agreement (the “Group 2 Assets” and, together with the Group 1 Assets and the Interconnecting Pipelines (defined below), the “HEP Purchased Assets”);

WHEREAS, the Parties desired that HEP Storage-Tulsa be added as a party to this Agreement;

WHEREAS, in connection with the closing of the transactions contemplated by the Group 2 Purchase Agreement, Holly Tulsa, HEP Tulsa, and HEP Storage-Tulsa amended and restated the Original Tulsa East Throughput Agreement and entered into the First Amended and restated Pipelines, Tankage and Loading Rack Throughput Agreement (Tulsa East) on March 31, 2010, as amended by the Amendment to First Amended and Restated Pipelines, Tankage and Loading Rack Throughput Agreement (Tulsa East), dated as of June 11, 2010, to be effective as of March 31, 2010, by and between Holly Tulsa, HEP Tulsa and HEP Storage-Tulsa (collectively, the “First Amended Tulsa Throughput Agreement”);

WHEREAS, HEP Tulsa has constructed certain Interconnecting Pipelines between the Refinery and the Tulsa West Refinery, and HEP Tulsa will provide certain transportation services for Holly Tulsa with respect to these Interconnecting Pipelines; and

WHEREAS, in connection with the Interconnecting Pipelines, Holly Tulsa, HEP Tulsa, and HEP Storage-Tulsa desire to amend and restate the First Amended Tulsa Throughput Agreement as provided herein.

NOW, THEREFORE, in consideration of the covenants and obligations contained herein, the Parties hereby agree as follows:

Section 1.                       Definitions

Capitalized terms used throughout this Agreement and not otherwise defined herein shall have the meanings set forth below.

“Affiliate” means, with to respect to a specified person, any other person controlling, controlled by or under common control with that first person.  As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise.  Notwithstanding the foregoing, for purposes of this Agreement, Holly Tulsa, on the one hand, and HEP Tulsa and HEP Storage-Tulsa, on the other hand, shall not be considered affiliates of each other.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination of, any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

“Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between Holly Tulsa, on the one hand, and HEP Tulsa or HEP Storage-Tulsa, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

“Assumed Construction Cost” has the meaning set forth in Section 2(w).

“bpd” means barrels per day.

“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Claimant” has the meaning set forth in Section 13(e).

“Closing Date” means, with respect to the Group 1 Assets, the date on which such assets were acquired by HEP Tulsa pursuant to the Group 1 Purchase Agreement, and, with respect to the Group 2 Assets, the date on which such assets were acquired through HEP Tulsa’s acquisition of all of the issued and outstanding membership interests of HEP Storage-Tulsa pursuant to the Group 2 Purchase Agreement, and, with respect to the Interconnecting Pipelines, the date on which the Interconnecting Pipelines are available for use, as mutually agreed by both parties.

“Contract Quarter” means a three-month period that commences on January 1, April 1, July 1, or October 1 and ends on March 31, June 30, September 30, or December 31, respectively.

“Control” (including with correlative meaning, the term “controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Environmental Losses” has the meaning set forth in Section 10(a).

“Crude Oil” means the direct liquid product of oil wells, oil processing plants, the indirect liquid petroleum products of oil or gas wells, oil sands or a mixture of such products, but does not include natural gas liquids or Refined Products.

“Damaged Party” has the meaning set forth in Section 12(b).

“Disputed Deficiency Notice” has the meaning set forth in Section 9(a).

“Disputed Deficiency Payment” has the meaning set forth in Section 9(a).

“Distillate Interconnecting Pipeline” has the meaning set forth in the Interconnecting Pipelines definition.

“DRA” has the meaning set forth in Section 2(j).

“Effective Time” means 11:59 p.m., Dallas, Texas time, on March 31, 2010.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, and ordinances, now or hereafter in effect, relating to protection of the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.

“Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome.  Notwithstanding anything in this Agreement to the contrary, inability of a Party to make payments when due, be profitable or to secure funds, arrange bank loans or other financing, obtain credit or have adequate capacity or production (other than for reasons of Force Majeure) shall not be regarded as events of Force Majeure.

“Force Majeure Notice” has the meaning set forth in Section 4(b).

“Gasoline Interconnecting Pipeline” has the meaning set forth in the Interconnecting Pipelines definition.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Group 1 Assets” has the meaning set forth in the recitals to this Agreement.

“Group 1 Assets Assumed OPEX” means the amount set forth on Schedule IV attached hereto.

“Group 1 Assets OPEX Recovery Amount” means an amount equal to (a) the difference between the percentage increase in PPI for a given year minus seven percent (7%) multiplied by (b) the then-current Group 1 Assets Assumed OPEX.

“Group 1 Deficiency Notice” has the meaning set forth in Section 9(a).

“Group 1 Deficiency Payment” has the meaning set forth in Section 9(a).

“Group 1 Loading Rack” means the light products, asphalt and propane truck loading rack located at the Refinery and more specifically described in the Group 1 Purchase Agreement.

“Group 1 Loading Rack Tariff” means the amount set forth on Schedule III attached hereto.

“Group 1 Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Group 1 Tankage” means the tanks set forth on Exhibit A attached hereto.

“Group 1 Tankage Base Tariff” means the amount set forth on Schedule II attached hereto.

“Group 1 Tankage Excess Tariff” means the amount set forth on Schedule II attached hereto.

“Group 1 Tankage Excess Throughput” means 120,000 bpd of Refined Products, in the aggregate, on average for each Contract Quarter.

“Group 1 Tankage Incentive Tariff” means the amount set forth on Schedule II attached hereto.

“Group 2 Assets” has the meaning set forth in the recitals to this Agreement.

“Group 2 Assets Assumed OPEX” means the amount set forth on Schedule VII attached hereto.

“Group 2 Assets OPEX Recovery Amount” means an amount equal to (a) the difference between the percentage increase in PPI for a given year minus seven percent (7%) multiplied by (b) the then-current Group 2 Assets Assumed OPEX.

“Group 2 Deficiency Notice” has the meaning set forth in Section 9(a).

“Group 2 Deficiency Payment” has the meaning set forth in Section 9(a).

“Group 2 Loading Rack” means the rail loading rack located at the Refinery and more specifically described in the Group 2 Purchase Agreement.

“Group 2 Loading Rack Tariff” means the amount set forth on Schedule VI attached hereto.

“Group 2 Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Group 2 Tankage” means the tanks set forth on Exhibit B attached hereto.

“Group 2 Tankage Base Tariff” means the amount set forth on Schedule V attached hereto.

“Group 2 Tankage Excess Tariff” means the amount set forth on Schedule V attached hereto.

“Group 2 Tankage Excess Throughput” means 120,000 bpd of Products, in the aggregate, on average for each Contract Quarter.

“Group 2 Tankage Incentive Tariff” means the amount set forth on Schedule V attached hereto.

“Hazardous Substance” means (a) any substance that is designated, defined, or classified as a hazardous waste, hazardous material, pollutant, contaminant, or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, and (b) petroleum, crude oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

“Heavy Products” means fuel oil, asphalt, coker feed, vacuum tower bottoms, atmospheric tower bottoms, pitch, or roofing flux.

“HEP Purchased Assets” has the meaning set forth in the recitals to this Agreement.

“HEP Storage-Tulsa” has the meaning set forth in the preamble to this Agreement.

“HEP Tulsa” has the meaning set forth in the preamble to this Agreement.

“HEP Tulsa Payment Obligations” has the meaning set forth in Section 15(a).

“Holly” means HollyFrontier Corporation f/k/a Holly Corporation, a Delaware corporation.

“Holly Tulsa” has the meaning set forth in the preamble to this Agreement.

“Holly Tulsa Payment Obligations” has the meaning set forth in Section 14(a).

“Hydrogen Interconnecting Pipeline” has the meaning set forth in the Interconnecting Pipelines definition.

“Indemnified Party” means the Persons seeking indemnification in accordance with Section 10.

“Indemnifying Party” means the Person from whom indemnification may be required in accordance with Section 10.

“Interconnecting Pipelines” means the following pipelines between the Refinery and the Tulsa West Refinery: 1)  the 12 inch raw gas oil/diesel line (the “Distillate Interconnecting Pipeline”), 2)  the 12 inch naphtha/gasoline component line (the “Gasoline Interconnecting Pipeline”), 3)  the 12 inch refinery fuel gas line (the “Refinery Fuel Gas Interconnecting Pipeline”, 4) the 8 inch hydrogen line (the “Hydrogen Interconnecting Pipeline”), and 5) the 10 inch refinery sour fuel gas line (the “Refinery Sour Fuel Gas Interconnecting Pipeline”) including delivery facilities from the Tulsa West Refinery and receipt facilities at the Refinery for the Distillate and Gasoline Interconnecting Pipelines, but not for the Refinery Fuel Gas, Hydrogen, and Refinery Sour Fuel Gas Interconnecting Pipelines.

“Interconnecting Pipeline Deficiency Notice” has the meaning set forth in Section 9(a)(iii).

“Interconnecting Pipeline Deficiency Payment” has the meaning set forth in Section 9(a)(iii).

“Interconnecting Pipeline Excess Throughput” means 65,000 bpd of Intermediate Products, in the aggregate, on average for each Contract Quarter.

“Interconnecting Pipeline Gas Tariff” means the amount set forth in Schedule VIII attached hereto.

“Interconnecting Pipeline Liquid Excess Tariff” means the amount set forth in Schedule VIII attached hereto.

“Interconnecting Pipeline Liquid Incentive Tariff” means the amount set forth in Schedule VIII attached hereto.

“Interconnecting Pipeline Liquid Tariff” means the amount set forth in Schedule VIII attached hereto.

“Intermediate Products” means non-finished intermediate products pipelined from the Tulsa West Refinery to the Refinery either for further processing or to be blended into finished gasoline or distillate, including, but not limited to, high sulfur diesel fuel for DHT feed, jet fuel, naphtha for reformer feed, gas oil or LEF for FCC feed, reformate, light straight run, hydrogen, fuel gas, and sour fuel gas.

“LPG Products” means propane, refinery grade propylene, normal butane, and isobutane.

“Minimum Group 1 Loading Rack Revenue Commitment” has the meaning set forth in Section 2(c)(i).

“Minimum Group 1 Loading Rack Throughput” means 26,000 bpd of Products, in the aggregate, on average for each Contract Quarter.

“Minimum Group 1 Tankage Revenue Commitment” has the meaning set forth in Section 2(b)(i).

“Minimum Group 1 Tankage Throughput” means 80,000 bpd of Refined Products, in the aggregate, on average for each Contract Quarter.

“Minimum Group 2 Loading Rack Revenue Commitment” has the meaning set forth in Section 2(e)(i).

“Minimum Group 2 Loading Rack Throughput” means 1,800 bpd of Products, in the aggregate, on average for each Contract Quarter.

“Minimum Group 2 Tankage Revenue Commitment” has the meaning set forth in Section 2(d)(i).

“Minimum Group 2 Tankage Throughput” means 90,000 bpd of Crude Oil and Intermediate Products, in the aggregate, on average for each Contract Quarter.

“Minimum Interconnecting Pipeline Gas Throughput” means 64,000 MSCFD of Intermediate Products, in the aggregate, on average for each Contract Quarter.

“Minimum Interconnecting Pipeline Liquid Throughput” means 45,000 bpd of Intermediate Products, in the aggregate, on average for each Contract Quarter.

“Minimum Interconnecting Pipeline Revenue Commitment” has the meaning set forth in Section 2(f)(i).

“Minimum Pipeline Revenue Commitment” has the meaning set forth in Section 2(a)(i).

“Minimum Pipeline Throughput” means 60,000 bpd of Refined Products, in the aggregate, on average for each Contract Quarter.

“MSCFD” means thousands of standard cubic feet per day.

“Omnibus Agreement” means the Fourth Amended and Restated Omnibus Agreement, dated as of March 31, 2010, by and among Holly, the Partnership and certain of their respective subsidiaries, as the same may be amended hereafter, from time-to-time.

“Operating Partnership” means Holly Energy Partners-Operating, L.P., a Delaware limited partnership.

“Original Tulsa East Throughput Agreement” has the meaning set forth in the recitals to this Agreement.

“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.

“Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Pipeline Tariff” means the amount set forth on Schedule I attached hereto.

“Pipelines” means those two (2) product delivery lines extending from the Group 1 Tankage to interconnection points with the Magellan pipeline.

“PPI” has the meaning set forth in Section 2(a)(ii).

“Prime Rate” means the prime rate per annum announced by Union Bank, N.A., or if Union Bank, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

“Products” means Refined Products, LPG Products, Intermediate Products and Heavy Products.

“Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with (a) the standards generally followed by the United States pipeline and terminalling industries or (b) such higher standards as may be applied or followed by Holly Tulsa and its Affiliates in the performance of similar tasks or projects, or by HEP Tulsa, HEP Storage-Tulsa and their Affiliates in the performance of similar tasks or projects.

“Refined Products” means gasoline, kerosene, ethanol and diesel fuel.

“Refinery” has the meaning set forth in the recitals.

“Refinery Fuel Gas Interconnecting Pipeline” has the meaning set forth in the Interconnecting Pipelines definition.

“Refinery Sour Fuel Gas Interconnecting Pipeline” has the meaning set forth in the Interconnecting Pipelines definition.

“Refund” has the meaning set forth in Section 9(c).

“Related Indemnified Parties” means, with respect to each Party hereto, such Party’s Affiliates, such Party and its Affiliates’ successors and assigns, and each of the respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of such Party, its Affiliates and their respective successors and assigns.

“Respondent” has the meaning set forth in Section 13(e).

“Tankage Revenue Commitment” means the Minimum Group 1 Tankage Revenue Commitment and the Minimum Group 2 Tankage Revenue Commitment.

“Term” has the meaning set forth in Section 6.

“Toxic Tort” means a claim or cause of action arising from personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been released into the environment by or as a result of the actions or omissions of the defendant.

“Tulsa West Refinery” means the refinery owned by Holly Tulsa located at 1700 S. Union, Tulsa, Oklahoma.

Section 2.                       Agreement to Use Services Relating to Pipelines, Tankage and Loading rack.

The Parties intend to be strictly bound by the terms set forth in this Agreement, which sets forth revenues to HEP Tulsa and HEP Storage-Tulsa to be paid by Holly Tulsa and requires HEP Tulsa and HEP Storage-Tulsa to provide certain transportation, storage and loading services to Holly Tulsa. The principal objective of HEP Tulsa is for Holly Tulsa to meet or exceed its obligations with respect to the Minimum Pipeline Revenue Commitment, to meet or exceed its obligations with respect to the Minimum Group 1 Tankage Revenue Commitment, and to meet or exceed its obligations with respect to the Minimum Group 1 Loading Rack Revenue Commitment.  The principal objective of HEP Storage-Tulsa is for Holly Tulsa to meet or exceed its obligations with respect to the Minimum Group 2 Tankage Revenue Commitment and to meet or exceed its obligations with respect to the Minimum Group 2 Loading Rack Commitment.  The principal objective of Holly Tulsa is for HEP Tulsa and HEP Storage-Tulsa to provide services to Holly Tulsa in a manner that enables Holly Tulsa to operate the Refinery.

(a) Minimum Pipeline Revenue Commitment.  During the Term and subject to the terms and conditions of this Agreement, Holly Tulsa agrees as follows:

(i) Subject to Section 4, Holly Tulsa shall pay HEP Tulsa throughput fees associated with the Pipelines that will satisfy the Minimum Pipeline Revenue Commitment in exchange for HEP Tulsa providing Holly Tulsa a minimum of 60,000 barrels per day of aggregate capacity in the Pipelines.  The “Minimum Pipeline Revenue Commitment” shall be an amount of revenue to HEP Tulsa for each Contract Quarter determined by multiplying the Minimum Pipeline Throughput by the Pipeline Tariff as such Pipeline Tariff may be revised pursuant to Section 2(a)(ii) or Section 2(q)(i).  Holly Tulsa will pay HEP Tulsa the Pipeline Tariff for all quantities of Refined Products shipped on the Pipelines.  Notwithstanding the foregoing, in the event that the Closing Date for the Pipeline is any date other than the first day of a Contract Quarter, then the Minimum Pipeline Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such contract quarter and the initial Contract Quarter.

(ii) The Pipeline Tariff shall be adjusted on July 1 of each calendar year commencing on July 1, 2011, by an amount equal to the upper change in the annual change rounded to four decimal places of the Producers Price Index-Commodities-Finished Goods, (PPI), et al. (“PPI”), produced by the U.S. Department of Labor, Bureaus of Labor Statistics; provided that the Pipeline Tariff shall never be increased by more than 3% for any such calendar year.  The series ID is WPUSOP3000 as of September 7, 2009 – located at http://www.bls.gov/data/.  The change factor shall be calculated as follows: annual PPI index (most current year) less annual PPI index (most current year minus 1) divided by annual PPI index (most current year minus 1).  An example for year 2009 change is: [PPI (2008) – PPI (2007)] / PPI (2007) or (177.1 – 166.6) / 166.6 or .063 or 6.3%.  If the PPI index change is negative in a given year then there will be no change in the Pipeline Tariff.  If the above index is no longer published, then Holly Tulsa and HEP Tulsa shall negotiate in good faith to agree on a new index that gives comparable protection against inflation, and the same method of adjustment for increases in the new index shall be used to calculate increases in the Pipeline Tariff.  If Holly Tulsa and HEP Tulsa are unable to agree, a new index will be determined by binding arbitration in accordance with Section 13(e), and the same method of adjustment for increases in the new index shall be used to calculate increases in the Pipeline Tariff.  To evidence the Parties’ agreement to each adjusted Pipeline Tariff, the Parties shall execute an amended, modified, revised or updated Schedule I and attach it to this Agreement.  Such amended, modified, revised or updated Schedule I shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule I in its entirety.

(iii) If Holly Tulsa is unable to transport on the Pipelines the volumes of Refined Products required to meet the Minimum Pipeline Revenue Commitment as a result of HEP Tulsa’s operational difficulties, prorationing, or the inability to provide sufficient capacity for the Minimum Pipeline Throughput, then the Minimum Pipeline Revenue Commitment applicable to the Contract Quarter during which Holly Tulsa is unable to transport such volumes of Refined Products will be reduced by an amount equal to: (A) the volume of Refined Products that Holly Tulsa was unable to transport on the Pipelines (but not to exceed the Minimum Pipeline Throughput), as a result of HEP Tulsa’s operational difficulties, prorationing or inability to provide sufficient capacity on the Pipelines to achieve the Minimum Pipeline Throughput, multiplied by (B) the Pipeline Tariff.  This Section 2(a)(iii) shall not apply in the event HEP Tulsa gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Pipeline Revenue Commitment shall be suspended in accordance with and as provided in Section 4.

(b) Minimum Group 1 Tankage Revenue Commitment; Group 1 Tankage Tariffs.  During the Term and subject to the terms and conditions of this Agreement, Holly Tulsa agrees as follows:

(i) Subject to Section 4, Holly Tulsa shall pay HEP Tulsa throughput fees associated with the Group 1 Tankage that will satisfy the Minimum Group 1 Tankage Revenue Commitment in exchange for HEP Tulsa providing Holly Tulsa a minimum of 1,362,500 barrels of aggregate capacity in the Group 1 Tankage.  The “Minimum Group 1 Tankage Revenue Commitment” shall be an amount of revenue to HEP Tulsa for each Contract Quarter determined by multiplying the Minimum Group 1 Tankage Throughput by the Group 1 Tankage Base Tariff as such Group 1 Tankage Base Tariff may be revised pursuant to Section 2(b)(iii).  Notwithstanding the foregoing, in the event that the Closing Date for the Group 1 Tankage is any date other than the first day of a Contract Quarter, then the Minimum Group 1 Tankage Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such contract quarter and the initial Contract Quarter.  Subject to (i) any Applicable Law and (ii) technical specifications of the Group 1 Tankage, Holly Tulsa may request that HEP Tulsa change the service of any of the Group 1 Tankage from storage of one Product to storage of a different Product; provided, however, that Holly Tulsa shall indemnify and hold HEP Tulsa harmless from and against all costs and expenses associated with any such changing of service including but not limited to costs of complying with any Applicable Law affecting such change of service.

(ii) Group 1 Tankage throughput shall be determined by the sum of Refined Products shipped on the Pipelines and loaded at the Group 1 Loading Rack.  If the average throughput for any Contract Quarter exceeds the Minimum Group 1 Tankage Throughput attributable to such Contract Quarter then, (i) for each throughput barrel in excess of the Minimum Group 1 Tankage Throughput but less than or equal to the Group 1 Tankage Excess Throughput, Holly Tulsa shall pay HEP Tulsa throughput fees in the amount of the Group 1 Tankage Incentive Tariff as such amount may be revised pursuant to Section 2(b)(iii) or Section 2(q)(i) and (ii) for each throughput barrel in excess of the Group 1 Tankage Excess Throughput, Holly Tulsa shall pay HEP Tulsa throughput fees in the amount of the Group 1 Tankage Excess Tariff as such amount may be revised pursuant to Section 2(b)(iii).

(iii) The Group 1 Tankage Base Tariff, Group 1 Tankage Incentive Tariff, and Group 1 Tankage Excess Tariff shall each be adjusted on July 1 of each calendar year commencing on July 1, 2011, by an amount equal to the upper change in the annual change rounded to four decimal places of the PPI following the same procedure as set forth in Section 2(a)(ii) above (including the provisions regarding binding arbitration); provided that the Group 1 Tankage Base Tariff, Group 1 Tankage Incentive Tariff, and Group 1 Tankage Excess Tariff shall never be increased by more than 3% for any such calendar year.  To evidence the Parties’ agreement to each adjusted Group 1 Tankage Base Tariff, Group 1 Tankage Incentive Tariff, and Group 1 Tankage Excess Tariff, the Parties shall execute an amended, modified, revised or updated Schedule II and attach it to this Agreement.  Such amended, modified, revised or updated Schedule II shall be sequentially numbered (e.g. Schedule II-1, Schedule II-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule II in its entirety.

(iv) If Holly Tulsa is unable to deliver to the Group 1 Tankage the volumes of Refined Products required to meet the Minimum Group 1 Tankage Revenue Commitment as a result of HEP Tulsa’s operational difficulties, prorationing or the inability to provide sufficient capacity, then the Minimum Group 1 Tankage Revenue Commitment applicable to the Contract Quarter during which Holly Tulsa is unable to deliver such volumes of Refined Products will be reduced by an amount equal to: (A) the volume of Refined Products that Holly Tulsa was unable to deliver to the Tankage (but not to exceed the Minimum Group 1 Tankage Throughput), as a result of HEP Tulsa’s operational difficulties, prorationing or inability to provide sufficient capacity to achieve the Minimum Group 1 Tankage Throughput, multiplied by (B) the Group 1 Tankage Base Tariff.  This Section 2(b)(iv) shall not apply in the event HEP Tulsa gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Group 1 Tankage Revenue Commitment shall be suspended in accordance with and as provided in Section 4.

(c) Minimum Group 1 Loading Rack Revenue Commitment.

(i) Subject to Section 4, Holly Tulsa shall pay HEP Tulsa throughput fees associated with the Group 1 Loading Rack that will satisfy the Group 1 Minimum Loading rack Revenue Commitment in exchange for HEP Tulsa providing Holly Tulsa a minimum of 26,000 barrels per day of aggregate capacity at the Group 1 Loading Rack.  The “Minimum Group 1 Loading Rack Revenue Commitment” shall be an amount of revenue to HEP Tulsa for each Contract Quarter determined by multiplying the Minimum Group 1 Loading Rack Throughput by the Group 1 Loading Rack Tariff as such Group 1 Loading Rack Tariff may be revised pursuant to Section 2(c)(ii) or Section 2(q)(i).  Holly Tulsa will pay HEP Tulsa the Group 1 Loading Rack Tariff for all quantities of Products loaded at the Group 1 Loading Rack. Notwithstanding the foregoing, in the event that the Closing Date for the Group 1 Loading Rack is any date other than the first day of a Contract Quarter, then the Minimum Group 1 Loading Rack Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such contract quarter and the initial Contract Quarter.

(ii) The Group 1 Loading Rack Tariff shall be adjusted on July 1 of each calendar year commencing on July 1, 2011, by an amount equal to the upper change in the annual change rounded to four decimal places of the PPI following the same procedure as set forth in Section 2(a)(ii) above (including the provisions regarding binding arbitration); provided that the Group 1 Loading Rack Tariff shall never be increased by more than 3% for any such calendar year.  To evidence the Parties’ agreement to each adjusted Group 1 Loading Rack Tariff, the Parties shall execute an amended, modified, revised or updated Schedule III and attach it to this Agreement.  Such amended, modified, revised or updated Schedule III shall be sequentially numbered (e.g. Schedule III-1, Schedule III-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule III in its entirety.

(iii) If Holly Tulsa is unable to load at the Group 1 Loading Rack the volumes of Products, in the aggregate, required to meet the Minimum Group 1 Loading Rack Revenue Commitment as a result of HEP Tulsa’s operational difficulties, prorationing or the inability to provide sufficient capacity, then the Minimum Group 1 Loading Rack Revenue Commitment applicable to the Contract Quarter during which Holly Tulsa is unable to load such volumes of Products will be reduced for such period of time by an amount equal to: (A) the volume of Products, in the aggregate, that Holly Tulsa was unable to load at the Group 1 Loading Rack (but not to exceed the Minimum Group 1 Loading Rack Throughput), as a result of HEP Tulsa’s operational difficulties, prorationing or inability to provide sufficient capacity to achieve the Minimum Group 1 Loading Rack Throughput, multiplied by (B) the Group 1 Loading Rack Tariff.  This Section 2(c)(iii) shall not apply in the event HEP Tulsa gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Group 1 Loading Rack Revenue Commitment shall be suspended in accordance with and as provided in Section 4.

(d) Minimum Group 2 Tankage Revenue Commitment; Tankage Tariffs.  During the Term and subject to the terms and conditions of this Agreement, Holly Tulsa agrees as follows:

(i) Subject to Section 4, Holly Tulsa shall pay HEP Storage-Tulsa throughput fees associated with the Group 2 Tankage that will satisfy the Minimum Group 2 Tankage Revenue Commitment in exchange for HEP Storage-Tulsa providing Holly Tulsa a minimum of 2,122,644 barrels of aggregate capacity in the Group 2 Tankage.  The “Minimum Group 2 Tankage Revenue Commitment” shall be an amount of revenue to HEP Storage-Tulsa for each Contract Quarter determined by multiplying the Minimum Group 2 Tankage Throughput by the Group 2 Tankage Base Tariff as such Group 2 Tankage Base Tariff may be revised pursuant to Section 2(d)(iii), Section 2(q)(ii) or Section 2(r)(ii).  Notwithstanding the foregoing, in the event that the Closing Date for the Group 2 Tankage is any date other than the first day of a Contract Quarter, then the Minimum Group 2 Tankage Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such contract quarter and the initial Contract Quarter.  Subject to (i) any Applicable Law and (ii) technical specifications of the Group 2 Tankage, Holly Tulsa may request that HEP Storage-Tulsa change the service of any of the Group 2 Tankage from storage of Crude Oil or a Product to storage of Crude Oil or a different Product; provided, however, that Holly Tulsa shall indemnify and hold HEP Storage-Tulsa harmless from and against all costs and expenses associated with any such changing of service including but not limited to costs of complying with any Applicable Law affecting such change of service.

(ii) Group 2 Tankage Throughput shall be determined by the sum of pipeline quantities of Crude Oil and Intermediate Products received at the Refinery, including Crude Oil and Intermediate Products received at the Refinery from the Tulsa West Refinery.  If the average throughput for any Contract Quarter exceeds the Minimum Group 2 Tankage Throughput attributable to such Contract Quarter then, (i) for each throughput barrel in excess of the Minimum Group 2 Tankage Throughput but less than or equal to the Group 2 Tankage Excess Throughput, Holly Tulsa shall pay HEP Storage-Tulsa throughput fees in the amount of the Group 2 Tankage Incentive Tariff as such amount may be revised pursuant to Section 2(d)(iii) and (ii) for each throughput barrel in excess of the Group 2 Tankage Excess Throughput, Holly Tulsa shall pay HEP Storage-Tulsa throughput fees in the amount of the Group 2 Tankage Excess Tariff as such amount may be revised pursuant to Section 2(d)(iii).

(iii) The Group 2 Tankage Base Tariff, Group 2 Tankage Incentive Tariff, and Group 2 Tankage Excess Tariff shall each be adjusted on July 1 of each calendar year commencing on July 1, 2011, by an amount equal to the upper change in the annual change rounded to four decimal places of the PPI following the same procedure as set forth in Section 2(a)(ii) above (including the provisions regarding binding arbitration); provided that the Group 2 Tankage Base Tariff, Group 2 Tankage Incentive Tariff, and Group 2 Tankage Excess Tariff shall never be increased by more than 3% for any such calendar year.  To evidence the Parties’ agreement to each adjusted Group 2 Tankage Base Tariff, Group 2 Tankage Incentive Tariff, and Group 2 Tankage Excess Tariff, the Parties shall execute an amended, modified, revised or updated Schedule V and attach it to this Agreement.  Such amended, modified, revised or updated Schedule V shall be sequentially numbered (e.g. Schedule V-1, Schedule V-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule V in its entirety.

(iv) If Holly Tulsa is unable to deliver to the Group 2 Tankage the volumes of Crude Oil and Intermediate Products required to meet the Minimum Group 2 Tankage Revenue Commitment as a result of HEP Storage-Tulsa’s operational difficulties, prorationing or the inability to provide sufficient capacity, then the Minimum Group 2 Tankage Revenue Commitment applicable to the Contract Quarter during which Holly Tulsa is unable to deliver such volumes of Crude Oil and Intermediate Products will be reduced by an amount equal to: (A) the volume of Crude Oil and Intermediate Products that Holly Tulsa was unable to deliver to the Tankage (but not to exceed the Minimum Group 2 Tankage Throughput), as a result of HEP Storage-Tulsa’s operational difficulties, prorationing or inability to provide sufficient capacity to achieve the Minimum Group 2 Tankage Throughput, multiplied by (B) the Group 2 Tankage Base Tariff.  This Section 2(d)(iv)shall not apply in the event HEP Storage-Tulsa gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Group 2 Tankage Revenue Commitment shall be suspended in accordance with and as provided in Section 4.

(e) Minimum Group 2 Loading Rack Revenue Commitment.

(i) Subject to Section 4, Holly Tulsa shall pay HEP Storage-Tulsa throughput fees associated with the Group 2 Loading Rack that will satisfy the Minimum Group 2 Loading rack Revenue Commitment in exchange for HEP Storage-Tulsa providing Holly Tulsa a minimum of 1,800 barrels per day of aggregate capacity at the Group 2 Loading Rack.  The “Minimum Group 2 Loading Rack Revenue Commitment” shall be an amount of revenue to HEP Storage-Tulsa for each Contract Quarter determined by multiplying the Minimum Group 2 Loading Rack Throughput by the Group 2 Loading Rack Tariff as such Group 2 Loading Rack Tariff may be revised pursuant to Section 2(e)(ii) or Section 2(q)(ii).  Holly Tulsa will pay HEP Storage-Tulsa the Group 2 Loading Rack Tariff for all quantities of Products loaded at the Group 2 Loading Rack. Notwithstanding the foregoing, in the event that the Closing Date for the Group 2 Tankage is any date other than the first day of a Contract Quarter, then the Minimum Group 2 Loading Rack Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such contract quarter and the initial Contract Quarter.

(ii) The Group 2 Loading Rack Tariff shall be adjusted on July 1 of each calendar year commencing on July 1, 2011, by an amount equal to the upper change in the annual change rounded to four decimal places of the PPI following the same procedure as set forth in Section 2(a)(ii) above (including the provisions regarding binding arbitration); provided that the Group 2 Loading Rack Tariff shall never be increased by more than 3% for any such calendar year.  To evidence the Parties’ agreement to each adjusted Group 2 Loading Rack Tariff, the Parties shall execute an amended, modified, revised or updated Schedule VI and attach it to this Agreement.  Such amended, modified, revised or updated Schedule VI shall be sequentially numbered (e.g. Schedule VI-1, Schedule VI-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule VI in its entirety.

(iii) If Holly Tulsa is unable to load at the Group 2 Loading Rack the volumes of Products, in the aggregate, required to meet the Minimum Group 2 Loading Rack Revenue Commitment as a result of HEP Storage-Tulsa’s operational difficulties, prorationing or the inability to provide sufficient capacity, then the Minimum Group 2 Loading Rack Revenue Commitment applicable to the Contract Quarter during which Holly Tulsa is unable to load such volumes of Products will be reduced for such period of time by an amount equal to: (A) the volume of Products, in the aggregate, that Holly Tulsa was unable to load at the Group 2 Loading Rack (but not to exceed the Minimum Group 2 Loading Rack Throughput), as a result of HEP Storage-Tulsa’s operational difficulties, prorationing or inability to provide sufficient capacity to achieve the Minimum Group 2 Loading Rack Throughput, multiplied by (B) the Group 2 Loading Rack Tariff.  This Section(e)(iii) shall not apply in the event HEP Storage-Tulsa gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Group 2 Loading Rack Revenue Commitment shall be suspended in accordance with and as provided in Section 4.

(f) Minimum Interconnecting Pipeline Revenue Commitment.

(i) Subject to Section 4, Holly Tulsa shall pay HEP Tulsa throughput fees associated with the Interconnecting Pipelines that will satisfy the Minimum Interconnecting Pipeline Revenue Commitment in exchange for HEP Tulsa providing Holly Tulsa a maximum capacity of 45,000 bpd for the Distillate Interconnecting Pipeline, a maximum capacity of 45,000 bpd for the Gasoline Interconnecting Pipeline, a maximum capacity of 10,000 MSCFD of hydrogen for the Hydrogen Interconnecting Pipeline, a maximum capacity of 32,000 MSCFD of refinery fuel gas for the Refinery Fuel Gas Interconnecting Pipeline, and a maximum capacity of 22,000 MSCFD of refinery sour fuel gas for the Refinery Sour Fuel Gas Interconnecting Pipeline.  The “Minimum Interconnecting Pipeline Revenue Commitment” shall be an amount of revenue to HEP Tulsa for each Contract Quarter determined by adding: 1) the Minimum Interconnecting Pipeline Liquid Throughput multiplied by the Interconnecting Pipeline Liquid Tariff, and 2) the Minimum Interconnecting Pipeline Gas Throughput multiplied by the Interconnecting Pipeline Gas Tariff as such Interconnecting Pipeline Liquid Tariff and Interconnecting Pipeline Gas Tariff may be revised pursuant to Section 2(f)(iii), Section 2(q)(iii) or Section 2(w).  Notwithstanding the foregoing, in the event that the Closing Date for the Interconnecting Pipelines is any date other than the first day of a Contract Quarter, then the Minimum Interconnecting Pipeline Revenue Commitment for the initial Contract Quarter shall be prorated based upon the number of days actually in such contract quarter and the initial Contract Quarter.  Subject to (i) any Applicable Law, (ii) technical specifications of the Interconnecting Pipelines, and (iii) right-of-way and license agreements, Holly Tulsa may request that HEP Tulsa change the service of any of the Interconnecting Pipelines; provided, however, that Holly Tulsa shall indemnify  and hold HEP Tulsa harmless from and against all costs and expenses associated with any such changing of service including but not limited to costs of complying with any Applicable Law affecting such change of service.

(ii) The Interconnecting Pipeline Gas Throughput shall be determined by the sum of pipeline quantities of Intermediate Products shipped between the Refinery and the Tulsa West Refinery via the Hydrogen Interconnecting Pipeline, Refinery Fuel Gas Interconnecting Pipeline, and Refinery Sour Fuel Gas Interconnecting Pipeline.  The Interconnecting Pipeline Liquid Throughput shall be determined by the sum of pipeline quantities of Intermediate Products shipped between the Refinery and the Tulsa West Refinery via the Gasoline Interconnecting Pipeline and Distillate Interconnecting Pipeline.  If the average Interconnecting Pipeline Liquid Throughput for any Contract Quarter exceeds the Minimum Interconnecting Pipeline Liquid Throughput attributable to such Contract Quarter then, (i) for each throughput barrel in excess of the Minimum Interconnecting Pipeline Liquid Throughput but less than or equal to the Interconnecting Pipeline Excess Throughput, Holly Tulsa shall pay HEP Tulsa throughput fees in the amount of the Interconnecting Pipeline Liquid Incentive Tariff as such amount may be revised pursuant to Section 2(f)(iii) and (ii) for each throughput barrel in excess of the Interconnecting Pipeline Excess Throughput, Holly Tulsa shall pay HEP Tulsa throughput fees in the amount of the Interconnecting Pipeline Liquid Excess Tariff as such amount may be revised pursuant to Section 2(f)(iii).

(iii) The Interconnecting Pipeline Liquid Tariff, the Interconnecting Pipeline Gas Tariff, the Interconnecting Pipeline Liquid Incentive Tariff, and the Interconnecting Pipeline Liquid Excess Tariff shall be adjusted on July 1 of each calendar year commencing on July 1, 2012, by an amount equal to the upper change in the annual change rounded to four decimal places of the PPI following the same procedure as set forth in Section 2(a)(ii) above (including the provisions regarding arbitration); provided that the Interconnecting Pipeline Liquid Tariff, the Interconnecting Pipeline Gas Tariff, the Interconnecting Pipeline Liquid Incentive Tariff, and the Interconnecting Pipeline Liquid Excess Tariff shall never be increased by more than 3% for any such calendar year.  To evidence the Parties’ agreement to each adjusted Interconnecting Pipeline Liquid Tariff, Interconnecting Pipeline Gas Tariff, Interconnecting Pipeline Liquid Incentive Tariff, and Interconnecting Pipeline Liquid Excess Tariff, the Parties shall execute an amended, modified, revised or updated Schedule VIII and attach it to this Agreement.  Such amended, modified, revised or updated Schedule VIII shall be sequentially numbered (e.g. Schedule VIII-1, Schedule VIII-2, etc.), dated and appended as an additional schedule to this Agreement and shall replace the prior version of Schedule VIII in its entirety.

(iv) If Holly Tulsa is unable to transport on the Interconnecting Pipelines the volumes of Intermediate Products required to meet the Minimum Interconnecting Pipeline Liquid Throughput as a result of HEP Tulsa’s operational difficulties, prorationing, or the inability to provide sufficient capacity for the Minimum Interconnecting Pipeline Liquid Throughput, then the Minimum Interconnecting Pipeline Revenue Commitment applicable to the Contract Quarter during which Holly Tulsa is unable to transport such volumes of Intermediates will be reduced by an amount equal to: (A) the volume of Intermediates Products that Holly Tulsa was unable to transport on the Interconnecting  Pipelines (but not to exceed the Minimum Interconnecting Pipeline Throughput), as a result of HEP Tulsa’s operational difficulties, prorationing or inability to provide sufficient capacity on the Interconnecting Pipelines to achieve the Minimum Interconnecting Pipeline Liquid Throughput, multiplied by (B) the Interconnecting Pipeline Liquid Tariff.  This Section 2(f)(iv) shall not apply in the event HEP Tulsa gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Interconnecting Pipeline Revenue Commitment shall be suspended in accordance with and as provided in Section 4.

(v) If Holly Tulsa is unable to transport on the Interconnecting Pipelines the volumes of Intermediate Products required to meet the Minimum Interconnecting Pipeline Gas Throughput as a result of HEP Tulsa’s operational difficulties, prorationing, or the inability to provide sufficient capacity for the Minimum Interconnecting Pipeline Gas Throughput, then the Minimum Interconnecting Pipeline Revenue Commitment applicable to the Contract Quarter during which Holly Tulsa is unable to transport such volumes of Intermediates will be reduced by an amount equal to: (A) the volume of Intermediates Products that Holly Tulsa was unable to transport on the Interconnecting  Pipelines (but not to exceed the Minimum Interconnecting Pipeline Throughput), as a result of HEP Tulsa’s operational difficulties, prorationing or inability to provide sufficient capacity on the Interconnecting Pipelines to achieve the Minimum Interconnecting Pipeline Gas Throughput, multiplied by (B) the Interconnecting Pipeline Gas Tariff.  This Section 2(f)(v) shall not apply in the event HEP Tulsa gives notice of a Force Majeure event in accordance with Section 4, in which case the Minimum Interconnecting Pipeline Revenue Commitment shall be suspended in accordance with and as provided in Section 4.

(g) Clarification of Calculation of Tankage Throughput Amounts.

(i) Any streams moved internally within the Refinery will not be included in determining the volumes for any Tankage Revenue Commitment.

(ii) Any Refined Products received from the Tulsa West Refinery or moved out of the Refinery will not be included in determining the volumes for the Minimum Group 2 Tankage Revenue Commitment.

(iii) For the avoidance of doubt, any high sulfur diesel fuel that Holly Tulsa may transport from the Tulsa West Refinery through the Group 1 Tankage or Group 2 Tankage for processing in the Refinery’s distillate hydrotreater shall be subject to the Group 2 Tankage tariff, and the resulting ultra low sulfur diesel fuel produced from the high sulfur diesel fuel and then shipped from the Refinery via either the Pipelines or the loading rack located at the Refinery shall be subject to the applicable Group 1 Tankage tariffs.

(h) Volumetric Gains and Losses.  Holly Tulsa shall, during the Term, (i) absorb all volumetric gains in the Pipelines, and (ii) be responsible for all volumetric losses in the Pipelines up to a maximum of 0.5%.  HEP Tulsa shall be responsible for all volumetric losses in excess of 0.5% in the Pipelines during the Term.

(i) Obligations of HEP Tulsa and HEP Storage-Tulsa.

(i) Group 1 Assets.  During the Term and subject to the terms and conditions of this Agreement, including Section 13(b), HEP Tulsa agrees to: (A) own or lease, operate and maintain the Pipelines, Group 1 Tankage, and Group 1 Loading Rack and all related assets necessary to handle the Crude Oil and Products from Holly Tulsa; (B) provide the services required under this Agreement and perform all operations relating the Pipelines, Group 1 Tankage, and Group 1 Loading Rack including, but not limited to, tank gauging, tank maintenance, tank dike maintenance, loading trucks, interaction with third party pipelines, and customer interface for access agreements; and (C) maintain adequate property and liability insurance covering the Pipelines, Group 1 Tankage, Group 1 Loading Rack and any related assets owned by HEP Tulsa and necessary for the operation of the Pipelines, Group 1 Tankage, and Group 1 Loading Rack.

(ii) Group 2 Assets.  During the Term and subject to the terms and conditions of this Agreement, including Section 13(b), HEP Storage-Tulsa agrees to: (A) own or lease, operate and maintain the Group 2 Tankage and Group 2 Loading Rack and all related assets necessary to handle the Crude Oil and Products from Holly Tulsa; (B) provide the services required under this Agreement and perform all operations relating the Group 2 Tankage and Group 2 Loading Rack including, but not limited to, tank gauging, tank maintenance, tank dike maintenance, loading trucks, interaction with third party pipelines, and customer interface for access agreements; and (C) maintain adequate property and liability insurance covering the Group 2 Tankage and Group 2 Loading Rack and any related assets owned by HEP Storage-Tulsa and necessary for the operation of the Group 2 Tankage and Group 2 Loading Rack.

(iii) Interconnecting Pipelines.  During the Term and subject to the terms and conditions of this Agreement, including Section 13(b), HEP Tulsa agrees to: (A) own or lease, operate and maintain the Interconnecting Pipelines and all related assets necessary to handle the Intermediate Products from Holly Tulsa; (B) provide the services required under this Agreement and perform all operations and maintenance relating to the Interconnecting Pipelines; and (C) maintain adequate property and liability insurance covering the Interconnecting Pipelines and any related assets owned by HEP Tulsa and necessary for the operation of the Interconnecting Pipelines.

Notwithstanding the foregoing, subject to Section 13(b) of this Agreement and Article V of the Omnibus Agreement, HEP Tulsa and HEP Storage-Tulsa are free to sell any of their assets, including assets that provide services under this Agreement, and Holly Tulsa is free to merge with another entity and to sell all of its assets or equity to another entity at any time.

(j) Drag Reducing Agents and Additives.  If HEP Tulsa determines that adding drag reducing agents (“DRA”) to the Refined Products is reasonably required to move Refined Products in the quantities necessary to meet Holly Tulsa’s schedule or as may be otherwise be required to safely move such quantities of Refined Products or that additives should be used in the operation of the Interconnecting Pipelines, HEP Tulsa shall provide Holly Tulsa with an analysis of the proposed cost and benefits thereof.  In the event that Holly Tulsa agrees to use such additives as proposed by HEP Tulsa, Holly Tulsa shall reimburse HEP Tulsa for the costs of adding any additives.

(k) Chemical Treatments.  If HEP Tulsa reasonably determines that additives or chemicals must be added to any of the Interconnecting Pipelines to prevent or control internal corrosion of the pipe, then Holly Tulsa shall reimburse HEP Tulsa for the direct cost of the chemical and associated injection equipment.

(l) Change in Pipeline Direction; Product Service or Origination and Destination.  Without Holly Tulsa’s prior written consent, HEP Tulsa shall not (i) reverse the direction of any of the Pipelines or Interconnecting Pipelines; (ii) change, alter or modify the product service of any of the Pipelines or Interconnecting Pipelines; or (iii) change, alter or modify the origination or destination of any of the Pipelines or Interconnecting Pipelines; provided, however, that HEP Tulsa may take any necessary emergency action to prevent or remedy a release of Refined Products from any of the Pipelines or Intermediate Products from any of the Interconnecting Pipelines without obtaining the consent required by this Section 2(l).  Holly Tulsa shall have the right to reverse the direction of any of the Pipelines or Interconnecting Pipelines if Holly Tulsa agrees to (i) reimburse HEP Tulsa for the additional costs and expenses incurred by HEP Tulsa as a result of such change in direction (both to reverse and re-reverse); (ii) reimburse HEP Tulsa for all costs arising out of HEP Tulsa’s inability to perform under any transportation service contract due to the reversal of the direction of the Pipelines or Interconnecting Pipelines; and (iii) pay the Pipeline Tariff set forth on Schedule I or the Interconnecting Pipeline Tariffs set forth on Schedule VIII, as it may be amended from time-to-time in accordance with this Agreement, for any such flow reversal.

(m) Notification of Utilization.

(i) Group 1 Assets.  Upon request by HEP Tulsa, Holly Tulsa will provide to HEP Tulsa written notification of Holly Tulsa’s reasonable good faith estimate of their anticipated future utilization of Pipelines, Group 1 Tankage, and Group 1 Loading Rack as soon as reasonably practicable after receiving such request.

(ii) Group 2 Assets.  Upon request by HEP Storage-Tulsa, Holly Tulsa will provide to HEP Storage-Tulsa written notification of Holly Tulsa’s reasonable good faith estimate of their anticipated future utilization of Group 2 Tankage and Group 2 Loading Rack as soon as reasonably practicable after receiving such request.

(iii) Interconnecting Pipelines.  Upon request by HEP Tulsa, Holly Tulsa will provide to HEP Tulsa written notification of Holly Tulsa’s reasonable good faith estimate of their anticipated future utilization of the Interconnecting Pipelines as soon as reasonably practicable after receiving such request.

(n) Scheduling and Accepting Movement.  HEP Tulsa and HEP Storage-Tulsa will use their reasonable commercial efforts to schedule movement and accept movements of Crude Oil and Products in a manner that is consistent with the historical dealings between the Parties, as such dealings may change from time to time.

(o) Taxes.  Holly Tulsa will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on or with respect to the Crude Oil and Products handled by Holly Tulsa for transportation, storage or loading by HEP Tulsa or HEP Storage-Tulsa.  Should any Party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any Applicable Law or authority now in effect or hereafter to become effective which are payable by the any other Party pursuant to this Section 2(o) the proper Party shall promptly reimburse the other Party therefor.

(p) Timing of Payments.  Holly Tulsa will make payments to HEP Tulsa and HEP Storage-Tulsa by electronic payment with immediately available funds on a monthly basis during the Term with respect to services rendered or reimbursable costs or expenses incurred by HEP Tulsa or HEP Storage-Tulsa under this Agreement in the prior month.  Payments not received by HEP Tulsa or HEP Storage-Tulsa on or prior to the applicable payment date will accrue interest at the Prime Rate from the applicable payment date until paid.

(q) Increases in Tariff Rates.

(i) Group 1 Assets.  If new Applicable Laws are enacted that require HEP Tulsa to make capital expenditures with respect to the Pipelines, Group 1 Tankage, or Group 1 Loading Rack, HEP Tulsa may amend the Pipeline Tariff, Group 1 Tankage Base Tariff, and Group 1 Loading Rack Tariff, as applicable, in order to recover HEP Tulsa’s cost of complying with these Applicable Laws (as determined in good faith and including a reasonable return); provided, however, that HEP Tulsa may not amend the Pipeline Tariff, Group 1 Tankage Base Tariff, or Group 1 Loading Rack Tariff pursuant to this Section 2(q) unless and until HEP Tulsa has made capital expenditures of $2,000,000.00 in the aggregate with respect to the Pipelines, Group 1 Tankage and Group 1 Loading Rack in order to comply with such new Applicable Laws.

(ii) Group 2 Assets.  If new Applicable Laws are enacted that require HEP Storage-Tulsa to make capital expenditures with respect to the Group 2 Tankage or Group 2 Loading Rack, HEP Storage-Tulsa may amend the Group 2 Tankage Base Tariff and Group 2 Loading Rack Tariff, as applicable, in order to recover HEP Storage-Tulsa’s cost of complying with these Applicable Laws (as determined in good faith and including a reasonable return); provided, however, that HEP Storage-Tulsa may not amend the Group 2 Tankage Base Tariff, or Group 2 Loading Rack Tariff pursuant to this Section 2(q) unless and until HEP Storage-Tulsa has made capital expenditures of $2,000,000.00 in the aggregate with respect to the Group 2 Tankage and Group 2 Loading Rack in order to comply with such new Applicable Laws.

(iii) Interconnecting Pipelines.  If new Applicable Laws are enacted that require HEP Tulsa to make capital expenditures with respect to the Interconnecting Pipelines, HEP Tulsa may amend the Interconnecting Pipeline Gas Tariff or Interconnecting Pipeline Liquid Tariff, as applicable, in order to recover HEP Tulsa’s cost of complying with these Applicable Laws (as determined in good faith and including a reasonable return); provided, however, that HEP Tulsa may not amend the Interconnecting Pipeline Gas Tariff or Interconnecting Pipeline Liquid Tariff, pursuant to this Section 2(q) unless and until HEP Tulsa has made capital expenditures of $1,000,000.00 in the aggregate with respect to the Interconnecting Pipelines in order to comply with such new Applicable Laws.

(iv) Holly Tulsa, on one hand and HEP Tulsa and HEP Storage-Tulsa, on the other hand, shall use their reasonable commercial efforts to comply with these Applicable Laws, and shall negotiate in good faith to mitigate the impact of these Applicable Laws and to determine the amount of the new tariff rates.  If Holly Tulsa, on one hand and HEP Tulsa and HEP Storage-Tulsa, on the other hand, are unable to agree on the amount of the new tariff rates that HEP Tulsa and HEP Storage-Tulsa will charge, such tariff rates will be determined by binding arbitration in accordance with Section 13(e).  Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any changes in tariff rates agreed to in accordance with this Section 2(q).

(r) Reimbursement of Operating Expenses.

(i) Group 1 Assets.  At the end of the first four (4) Contract Quarters following the Closing Date for the Group 1 Assets, HEP Tulsa shall calculate the aggregate operating expenses incurred in the operation of the Group 1 Assets (but such calculation shall not include extraordinary and non-recurring items of expense that are not reasonably expected to recur in future periods during the Term).  In the event that such aggregate operating expenses exceed the Group 1 Assets Assumed OPEX, (A) Holly Tulsa shall reimburse HEP Tulsa for such operating expenses incurred in excess of the Group 1 Assets Assumed OPEX, and (B) HEP Tulsa shall increase the Group 1 Tankage Base Tariff by the amount necessary to increase the Minimum Group 1 Tankage Revenue Commitment by an amount equal to such aggregate operating expenses in excess of the Group 1 Assets Assumed OPEX for the remainder of the Term, and the Parties shall execute an amended, modified, revised or updated Schedule IV reflecting such aggregate operating expenses as the new Group 1 Assets Assumed OPEX.  In the event that such aggregate operating expenses are less than the Group 1 Assets Assumed OPEX, HEP Tulsa shall decrease the Group 1 Tankage Base Tariff by the amount necessary to decrease the Minimum Group 1 Tankage Revenue Commitment by an amount equal to the difference between the Group 1 Assets Assumed OPEX and such actual operating expenses for the remainder of the Term, and the Parties shall execute an amended, modified, revised or updated Schedule IV reflecting such aggregate operating expenses as the new Group 1 Assets Assumed OPEX.  In the event that the PPI increase for any given year is greater than seven percent (7%), then, in addition to any other applicable increases during such year, HEP Tulsa shall increase the Group 1 Tankage Base Tariff by an additional amount necessary to increase the Minimum Group 1 Tankage Revenue Commitment by the Group 1 Assets OPEX Recovery Amount.  Such Group 1 Assets OPEX Recovery Amount shall be added to the then-current Group 1 Assets Assumed OPEX, and the Parties shall execute an amended, modified, revised or updated Schedule IV reflecting the addition of such Group 1 Assets OPEX Recovery Amount to the Group 1 Assets Assumed OPEX.

(ii) Group 2 Assets.  At the end of the first four (4) Contract Quarters following the Closing Date for the Group 2 Assets, HEP Storage-Tulsa shall calculate its aggregate operating expenses incurred in the operation of the Group 2 Assets (but such calculation shall not include extraordinary and non-recurring items of expense that are not reasonably expected to recur in future periods during the Term).  In the event that such aggregate operating expenses exceed the Group 2 Assets Assumed OPEX, (A) Holly Tulsa shall reimburse HEP Storage-Tulsa for such operating expenses incurred in excess of the Group 2 Assets Assumed OPEX, and (B) HEP Storage-Tulsa shall increase the Group 2 Tankage Base Tariff by the amount necessary to increase the Minimum Group 2 Tankage Revenue Commitment by an amount equal to such aggregate operating expenses in excess of the Group 2 Assets Assumed OPEX for the remainder of the Term, and the Parties shall execute an amended, modified, revised or updated Schedule VII reflecting such aggregate operating expenses as the new Group 2 Assets Assumed OPEX.  In the event that such aggregate operating expenses are less than the Group 2 Assets Assumed OPEX, HEP Storage-Tulsa shall decrease the Group 2 Tankage Base Tariff by the amount necessary to decrease the Minimum Group 2 Tankage Revenue Commitment by an amount equal to the difference between the Group 2 Assets Assumed OPEX and such actual operating expenses for the remainder of the Term, and the Parties shall execute an amended, modified, revised or updated Schedule VII reflecting such aggregate operating expenses as the new Group 2 Assets Assumed OPEX.  In the event that the PPI increase for any given year is greater than seven percent (7%), then, in addition to any other applicable increases during such year, HEP Storage-Tulsa shall increase the Group 2 Tankage Base Tariff by an additional amount necessary to increase the Minimum Group 2 Tankage Revenue Commitment by the Group 2 Assets OPEX Recovery Amount.  Such Group 2 Assets OPEX Recovery Amount shall be added to the then-current Group 2 Assets Assumed OPEX, and the Parties shall execute an amended, modified, revised or updated Schedule VII reflecting the addition of such Group 2 Assets OPEX Recovery Amount to the Group 2 Assets Assumed OPEX.

(s) Tank Inspection and Repairs.  Holly Tulsa will reimburse HEP Tulsa for the cost of performing the first API 653 inspection on each of the respective tanks included in the Group 1 Tankage and Group 2 Tankage and any repairs or tests or consequential remediation that may be required to be made to such assets as a result of any discovery made during such inspection; provided, however, that if a tank is two (2) years old or less or has been inspected and repaired during the last twelve months prior to the Closing Date for such tank, then HEP Tulsa will bear the cost of any API 653 inspection and any required repair, testing or consequential remediation.  In addition, HEP Tulsa will be responsible for the costs of painting any tanks included in the Group 1 Tankage and Group 2 Tankage that require it.

(t) Removal of Tank from Service.  The Parties agree that if they mutually determine to remove a tank included in the Group 1 Tankage or Group 2 Tankage from service, then neither HEP Tusla nor HEP Storage-Tulsa, as applicable, will be required to utilize, operate or maintain such tank or provide the services required under this Agreement with respect to such tank (and there will be no adjustment to the Minimum Group 1 Tankage Revenue Commitment or Minimum Group 2 Tankage Revenue Commitment).

(u) Notice of Violation under Clean Air Act Permits.  The Parties agree that, because HEP Tulsa and HEP Storage-Tulsa are operating certain assets at the Refinery pursuant to permits issued to Holly or one of its Affiliates under the Clean Air Act or similar state statutes, in the event that Holly or one of such Affiliates receives a notice of violation or enforcement from the Environmental Protection Agency or a state agency alleging non-compliance with such permits, and it relates to the assets at the Refinery being operated by HEP Tulsa or HEP Storage-Tulsa, then HEP Tulsa or HEP Storage-Tulsa, as applicable (and not Holly or its Affiliates), will be responsible for responding to any such notice of violation or enforcement.  The Parties acknowledge that any costs, penalties, fines or losses associated with such response may be the subject of indemnification under Section 10 of this Agreement (and nothing in this Section 2(u) shall be deemed to change, amend or expand the Parties’ obligations under such Section 10 other than with regard to the obligation to respond to such notice of violation or enforcement).

(v) Tank Inspection and Maintenance Plan.  At least annually, HEP Tulsa and HEP Storage-Tulsa shall prepare and submit to Holly Tulsa a tank inspection and maintenance plan (which shall include an inspection plan, a cleaning plan, a waste disposal plan, details regarding scheduling and a budget) for the Group 1 Tankage and Group 2 Tankage.  If Holly Tulsa consents to the submitted plan (which consent shall not be unreasonably withheld or delayed), then HEP Tulsa and HEP Storage-Tulsa shall conduct tank maintenance in conformity with such approved tank maintenance plan (other than any deviations or changes from such plan to which Holly Tulsa consents).  HEP Tulsa and HEP Storage-Tulsa, as applicable, will use their commercially reasonable efforts to schedule the activities under such maintenance plan to minimize disruptions to the operations of Holly Tulsa at the Refinery.

(w) Increases in Tariff Rates due to Construction Costs.  The parties have estimated that the costs and expenses incurred by HEP Tulsa in connection with the construction of the Interconnecting Pipelines will be $37,700,000 (the “Assumed Construction Cost”).  Within ninety (90) days following the Closing Date with respect to the Interconnecting Pipelines, HEP Tulsa shall (i) calculate the actual costs and expenses incurred in connection with the construction of the Interconnecting Pipelines and (ii) provide written notice to Holly Tulsa setting forth the amount of such actual costs and expenses.  If the actual costs and expenses set forth in such notice exceed the Assumed Construction Cost, HEP Tulsa may increase the Interconnecting Pipeline Gas Tariff or Interconnecting Pipeline Liquid Tariff by increasing the Minimum Interconnecting Pipeline Revenue Commitment to account for such shortfall.

Section 3.                       Agreement to Remain Shipper

With respect to any Crude Oil or Products that are transported, stored or handled in connection with any of the Group 1 Assets or the Group 2 Assets or the Interconnecting Pipelines, Holly Tulsa agrees that it will continue acting in the capacity of the shipper of any such Crude Oil or Products for its own account at all times that such Crude Oil or Products are being transported, stored or handled in such Group 1 Assets or Group 2 Assets or Interconnecting Pipelines, as the case may be.

Section 4.                       Notification of Shut-down or Reconfiguration; Force Majeure

(a) Holly Tulsa must deliver to HEP Tulsa or HEP Storage-Tulsa, as applicable, at least six months advance written notice of any planned shut down or reconfiguration (excluding planned maintenance turnarounds) of the Refinery or any portion of the Refinery that would reduce the Refinery’s output.  Holly Tulsa will use its commercially reasonable efforts to mitigate any reduction in revenues or throughput obligations under this Agreement that would result from such a shut down or reconfiguration.

(i) Group 1 Assets.  If Holly Tulsa shuts down or reconfigures the Refinery or any portion of the Refinery (excluding planned maintenance turnarounds) and reasonably believes in good faith that such shut down or reconfiguration will jeopardize its ability to satisfy its Minimum Pipeline Revenue Commitment, Minimum Group 1 Tankage Revenue Commitment, or Minimum Group 1 Loading Rack Revenue Commitment under this Agreement, then within 90 days of the delivery of the written notice of the planned shut down or reconfiguration, Holly Tulsa shall (A) propose a new Minimum Pipeline Revenue Commitment, Minimum Group 1 Tankage Revenue Commitment, or Minimum Group 1 Loading Rack Revenue Commitment under this Agreement, as applicable, such that the ratio of the new Minimum Pipeline Revenue Commitment, Minimum Group 1 Tankage Revenue Commitment, or Minimum Group 1 Loading Rack Revenue Commitment, as the case may be, under this Agreement over the anticipated production level following the shut down or reconfiguration will be approximately equal to the ratio of the original Minimum Pipeline Revenue Commitment, Minimum Group 1 Tankage Revenue Commitment, or Minimum Group 1 Loading Rack Revenue Commitment under this Agreement over the original production level and (B) propose the date on which the new Minimum Pipeline Revenue Commitment, Minimum Group 1 Tankage Revenue Commitment, or Minimum Group 1 Loading Rack Revenue Commitment under this Agreement shall take effect.  Unless objected to by HEP Tulsa within 60 days of receipt by HEP Tulsa of such proposal, such new Minimum Pipeline Revenue Commitment, Minimum Group 1 Tankage Revenue Commitment, or Minimum Group 1 Loading Rack Revenue Commitment under this Agreement shall become effective as of the date proposed by Holly Tulsa.  To the extent that HEP Tulsa does not agree with Holly Tulsa’s proposal, any changes in Holly Tulsa’s obligations under this Agreement, or the date on which such changes will take effect, will be determined by binding arbitration in accordance with Section 13(e).  Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any change in the Minimum Pipeline Revenue Commitment, Minimum Group 1 Tankage Revenue Commitment, or Minimum Group 1 Loading Rack Revenue Commitment under this Agreement agreed to in accordance with this Section 4(a).

(ii) Group 2 Assets.  If Holly Tulsa shuts down or reconfigures the Refinery or any portion of the Refinery (excluding planned maintenance turnarounds) and reasonably believes in good faith that such shut down or reconfiguration will jeopardize its ability to satisfy its Group 2 Tankage Revenue Commitment or Minimum Group 2 Loading Rack Revenue Commitment under this Agreement, then within 90 days of the delivery of the written notice of the planned shut down or reconfiguration, Holly Tulsa shall (A) propose a new Minimum Group 2 Tankage Revenue Commitment or Minimum Group 2 Loading Rack Revenue Commitment under this Agreement, as applicable, such that the ratio of the new Minimum Group 2 Tankage Revenue Commitment or Minimum Group 2 Loading Rack Revenue Commitment, as the case may be, under this Agreement over the anticipated production level following the shut down or reconfiguration will be approximately equal to the ratio of the original Minimum Group 2 Tankage Revenue Commitment or Minimum Group 2 Loading Rack Revenue Commitment under this Agreement over the original production level and (B) propose the date on which the new Minimum Group 2 Tankage Revenue Commitment or Minimum Group 2 Loading Rack Revenue Commitment under this Agreement shall take effect.  Unless objected to by HEP Storage-Tulsa within 60 days of receipt by HEP Storage-Tulsa of such proposal, such new Minimum Group 2 Tankage Revenue Commitment or Minimum Group 2 Loading Rack Revenue Commitment under this Agreement shall become effective as of the date proposed by Holly Tulsa.  To the extent that HEP Storage-Tulsa does not agree with Holly Tulsa’s proposal, any changes in Holly Tulsa’s obligations under this Agreement, or the date on which such changes will take effect, will be determined by binding arbitration in accordance with Section 13(e).  Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any change in the Minimum Group 2 Tankage Revenue Commitment or Minimum Group 2 Loading Rack Revenue Commitment under this Agreement agreed to in accordance with this Section 4(a).

(iii) Interconnecting Pipelines.  If Holly Tulsa shuts down or reconfigures the Refinery or the Tulsa West Refinery or any portion of the Refinery or the Tulsa West Refinery (excluding planned maintenance turnarounds) and reasonably believes in good faith that such shut down or reconfiguration will jeopardize its ability to satisfy its Minimum Interconnecting Pipeline Revenue Commitment under this Agreement, then within 90 days of the delivery of the written notice of the planned shut down or reconfiguration, Holly Tulsa shall (A) propose a new Minimum Interconnecting Pipeline Revenue Commitment under this Agreement, as applicable, such that the ratio of the new Minimum Interconnecting Pipeline Revenue Commitment under this Agreement over the anticipated production level following the shut down or reconfiguration will be approximately equal to the ratio of the original Minimum Interconnecting Pipeline Revenue Commitment under this Agreement over the original production level and (B) propose the date on which the new Minimum Interconnecting Pipeline Revenue Commitment under this Agreement shall take effect.  Unless objected to by HEP Tulsa within 60 days of receipt by HEP Tulsa of such proposal, such new Minimum Interconnecting Pipeline Revenue Commitment under this Agreement shall become effective as of the date proposed by Holly Tulsa.  To the extent that HEP Tulsa does not agree with Holly Tulsa’s proposal, any changes in Holly Tulsa’s obligations under this Agreement, or the date on which such changes will take effect, will be determined by binding arbitration in accordance with Section 13(e).  Any applicable exhibit or schedule to this Agreement will be updated, amended or revised, as applicable, in accordance with this Agreement to reflect any change in the Minimum Interconnecting Pipeline Revenue Commitment under this Agreement agreed to in accordance with this Section 4(a).

(b) In the event that any Party is rendered unable, wholly or in part, by a Force Majeure event from performing its obligations under this Agreement for a period of more than thirty (30) consecutive days, then, upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on (“Force Majeure Notice”), the obligations of the Parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused.  Any suspension of the obligations of the Parties as a result of this Section 4(b) shall extend the Term (to the extent so affected) for a period equivalent to the duration of the inability set forth in the Force Majeure Notice.  Holly Tulsa will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event.  The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no Party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests.  In the event a Force Majeure event prevents HEP Tulsa, HEP Storage-Tulsa or Holly Tulsa from performing substantially all of their respective obligations under this Agreement for a period of more than one (1) year, this Agreement may be terminated by HEP Tulsa, HEP Storage-Tulsa, or Holly Tulsa, by providing written notice thereof to the other Parties.

Section 5.                       Agreement Not to Challenge Tariffs

Holly Tulsa agrees to any tariff rate changes for the Pipelines or Interconnecting Pipelines in accordance with this Agreement.  Holly Tulsa agrees (a) not to challenge, nor to cause their Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, tariffs (including joint tariffs) of HEP Tulsa that HEP Tulsa has filed or may file containing rates, rules or regulations that are in effect at any time during the Term and regulate the transportation of the Products, and (b) not to protest or file a complaint, nor cause their Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that the HEP Tulsa has made or may make at any time during the Term to change tariffs (including joint tariffs) for transportation of Refined Products in each case so long as such tariffs, regulatory filings or rates changed do not conflict with the terms of this Agreement.

Section 6.                       Effectiveness and Term

This Agreement shall be effective as of the Effective Time, and shall terminate at 12:01 a.m. Dallas, Texas, time on December 1, 2024, unless extended by written mutual agreement of the Parties or as set forth in Section 7 (the “Term).  The Party(ies) desiring to extend this Agreement pursuant to this Section 6 shall provide prior written notice to the other Parties of its desire to so extend this Agreement; such written notice shall be provided not more than twenty-four (24) months and not less than the later of twelve (12) months prior to the date of termination or ten (10) days after receipt of a written request from another Party (which request may be delivered no earlier than twelve (12) months prior to the date of termination) to provide any such notice or lose such right.

Section 7.                       Right to Enter into a New Agreement

(a) In the event that Holly Tulsa provides prior written notice to HEP Tulsa and HEP Storage-Tulsa of the desire of Holly Tulsa to extend this Agreement by written mutual agreement of the Parties, the Parties shall negotiate in good faith to extend this Agreement by written mutual agreement, but, if such negotiations fail to produce a written mutual agreement for extension by a date six months prior to the termination date, then HEP Tulsa and HEP Storage-Tulsa shall have the right to negotiate to enter into one or more pipelines, tankage and loading agreements with one or more third parties to begin after the date of termination; provided, however, that until the end of one year following termination without renewal of this Agreement, Holly Tulsa will have the right to enter into a new pipelines, tankage and loading agreement with HEP Tulsa or HEP Storage-Tulsa on commercial terms that substantially match the terms upon which HEP Tulsa or HEP Storage-Tulsa, as applicable, propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Group 1 Assets or the Group 2 Assets or the Interconnecting Pipelines.  In such circumstances, HEP Tulsa or HEP Storage-Tulsa, as applicable, shall give Holly Tulsa forty-five (45) days prior written notice of any proposed new pipelines, tankage and loading agreement with a third party, and such notice shall inform Holly Tulsa of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and Holly Tulsa shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or Holly Tulsa shall lose the rights specified by this Section 7(a) with respect to the assets that are the subject of such notice.

(b) In the event that Holly Tulsa fails to provide prior written notice to HEP Tulsa and HEP Storage-Tulsa of the desire of Holly Tulsa to extend this Agreement by written mutual agreement of the Parties pursuant to Section 6, HEP Tulsa and HEP Storage-Tulsa shall have the right, during the period from the date of Holly Tulsa’s failure to provide written notice pursuant to Section 6 to the date of termination of this Agreement, to negotiate to enter into a new pipelines, tankage and loading agreement with a third party; provided, however, that at any time during the twelve (12) months prior to the expiration of the Term, Holly Tulsa will have the right to enter into a new pipelines, tankage and loading agreement with HEP Tulsa or HEP Storage-Tulsa on commercial terms that substantially match the terms upon which HEP Tulsa or HEP Storage-Tulsa, as applicable, propose to enter into an agreement with a third party for similar services with respect to all or a material portion of the Group 1 Assets or the Group 2 Assets or the Interconnecting Pipelines.  In such circumstances, HEP Tulsa or HEP Storage-Tulsa, as applicable, shall give Holly Tulsa forty-five (45) days prior written notice of any proposed new pipelines, tankage and loading agreement with a third party, and such notice shall inform Holly Tulsa of the fee schedules, tariffs, duration and any other terms of the proposed third party agreement and Holly Tulsa shall have forty-five (45) days following receipt of such notice to agree to the terms specified in the notice or Holly Tulsa shall lose the rights specified by this Section 7(b) with respect to the assets that are the subject of such notice.

Section 8.                       Notices

(a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested).  Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt.  Notices or other communications shall be directed to the following addresses:

Notices to Holly Tulsa:

c/o HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas  75201
Attn:  David L. Lamp
Email address:  president@hollycorp.com

with a copy, which shall not constitute notice, but is required in order to giver proper notice, to:

c/o HollyFrontier Corporation
2828 N. Harwood, Suite 1300
Dallas, Texas  75201
Attn:  General Counsel
Email address:  generalcounsel@hollycorp.com

Notices to HEP Tulsa or HEP Storage-Tulsa:

c/o Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, TX  75201
Attn:  David G. Blair
Email address:  SVP-HEP@hollyenergy.com

with a copy, which shall not constitute notice, but is required in order to give proper notice, to:

c/o Holly Energy Partners, L.P.
2828 N. Harwood, Suite 1300
Dallas, Texas  75201
Attn:  General Counsel
Email address:  generalcounsel@hollycorp.com

(b) Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 8.

Section 9.                       Deficiency Payments

(a) As soon as practicable following the end of each Contract Quarter under this Agreement,

(i) HEP Tulsa shall deliver to Holly Tulsa a written notice (the “Group 1 Deficiency Notice”) detailing any failure of Holly Tulsa to meet its obligations under Section 2(a)(i), Section 2(b)(i), or Section 2(c)(i); provided, however, that Holly Tulsa’s obligations pursuant to the Minimum Pipeline Revenue Commitment, Minimum Group 1 Tankage Revenue Commitment, and the Minimum Group 1 Loading Rack Revenue Commitment shall, in each case, be assessed on a quarterly basis for the purposes of this Section 9.  Notwithstanding the previous sentence, any deficiency owed by Holly Tulsa due to its failure to satisfy the Minimum Pipeline Revenue Commitment, Minimum Group 1 Tankage Revenue Commitment, or Minimum Group 1 Loading Rack Revenue Commitment in any Contract Quarter shall be offset by any revenue owed to HEP Tulsa in excess of the Minimum Pipeline Revenue Commitment, Minimum Group 1 Tankage Revenue Commitment, or Minimum Group 1 Loading Rack Revenue Commitment for such Contract Quarter.  The Group 1 Deficiency Notice shall (A) specify in reasonable detail the nature of any deficiency and (B) specify the approximate dollar amount that HEP Tulsa believes would have been paid by Holly Tulsa to HEP Tulsa if Holly Tulsa had complied with its obligations pursuant to Section 2(a)(i), Section 2(b)(i), or Section 2(c)(i), as applicable (the “Group 1 Deficiency Payment”).  Holly Tulsa shall pay the Group 1 Deficiency Payment to HEP Tulsa upon the later of: (1) ten (10) days after their receipt of the Group 1 Deficiency Notice and (2) thirty (30) days following the end of the related Contract Quarter.

(ii) HEP Storage-Tulsa shall deliver to Holly Tulsa a written notice (the “Group 2 Deficiency Notice”) detailing any failure of Holly Tulsa to meet its obligations under Section 2(d)(i) or Section 2(e)(i); provided, however, that Holly Tulsa’s obligations pursuant to the Minimum Group 2 Tankage Revenue Commitment and Minimum Group 2 Loading Rack Revenue Commitment shall, in each case, be assessed on a quarterly basis for the purposes of this Section 9.  Notwithstanding the previous sentence, any deficiency owed by Holly Tulsa due to its failure to satisfy the Minimum Group 2 Tankage Revenue Commitment or Minimum Group 2 Loading Rack Revenue Commitment in any Contract Quarter shall be offset by any revenue owed to HEP Storage-Tulsa in excess of the Minimum Group 2 Tankage Revenue Commitment or Minimum Group 2 Loading Rack Revenue Commitment for such Contract Quarter.  The Group 2 Deficiency Notice shall (A) specify in reasonable detail the nature of any deficiency and (B) specify the approximate dollar amount that HEP Storage-Tulsa believes would have been paid by Holly Tulsa to HEP Storage-Tulsa if Holly Tulsa had complied with its obligations pursuant to Section 2(d)(i) or Section 2(e)(i), as applicable (the “Group 2 Deficiency Payment”).  Holly Tulsa shall pay the Group 2 Deficiency Payment to HEP Storage-Tulsa upon the later of: (1) ten (10) days after their receipt of the Group 2 Deficiency Notice and (2) thirty (30) days following the end of the related Contract Quarter.

(iii) HEP Storage-Tulsa shall deliver to Holly Tulsa a written notice (the “Interconnecting Pipeline Deficiency Notice”) detailing any failure of Holly Tulsa to meet its obligations under Section 2(e)(i); provided, however, that Holly Tulsa’s obligations pursuant to the Minimum Interconnecting Pipeline  Revenue Commitment shall be assessed on a quarterly basis for the purposes of this Section 9.    The Interconnecting Pipeline Deficiency Notice shall (A) specify in reasonable detail the nature of any deficiency and (B) specify the approximate dollar amount that HEP Tulsa believes would have been paid by Holly Tulsa to HEP Tulsa if Holly Tulsa had complied with its obligations pursuant to Section 2(f)(i) (the “Interconnecting Pipeline Deficiency Payment”).  Holly Tulsa shall pay the Interconnecting Pipeline Deficiency Payment to HEP Tulsa upon the later of: (1) ten (10) days after their receipt of the Interconnecting Pipeline Deficiency Notice and (2) thirty (30) days following the end of the related Contract Quarter.

(b) If Holly Tulsa disagrees with any Group 1 Deficiency Notice or Group 2 Deficiency Notice or Interconnecting Pipeline Deficiency Notice (the “Disputed Deficiency Notice”), then, following the payment of the undisputed portion of the deficiency payment related to the Disputed Deficiency Notice (the “Disputed Deficiency Payment”) to HEP Tulsa or HEP Storage-Tulsa, as applicable, if any, Holly Tulsa shall send written notice thereof regarding the disputed portion of the Disputed Deficiency Notice to HEP Tulsa or HEP Storage-Tulsa, as applicable, and a senior officer of Holly (on behalf of Holly Tulsa) and a senior officer of the Partnership (on behalf of HEP Tulsa and HEP Storage-Tulsa) shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Disputed Deficiency Notice.  During the 30-day period following the payment of the Disputed Deficiency Payment, Holly Tulsa shall have access to the working papers of HEP Tulsa or HEP Storage-Tulsa, as applicable, relating to the Disputed Deficiency Notice.  If such differences are not resolved within thirty (30) days following Holly Tulsa’s receipt of the Disputed Deficiency Notice, Holly Tulsa, on the one hand,  and HEP Tulsa and HEP Storage-Tulsa, on the other hand, shall, within forty-five (45) days following Holly Tulsa’s receipt of the Disputed Deficiency Notice, submit any and all matters which remain in dispute and which were properly included in the Disputed Deficiency Notice to arbitration in accordance with Section 13(e).

(c) If it is finally determined pursuant to this Section 9 that Holly Tulsa is required to pay any or all of the disputed portion of the Disputed Deficiency Payment, Holly Tulsa shall promptly pay such amount to HEP Tulsa or HEP Storage-Tulsa, as applicable, together with interest thereon at the Prime Rate, in immediately available funds.

(d) The Parties acknowledge and agree that there shall be no carry-over of deficiency payments beyond each Contract Quarter provided for in Section 9(a) with respect to the Minimum Pipeline Revenue Commitment, the Minimum Interconnecting Pipeline Revenue Commitment, the Minimum Group 1 Tankage Revenue Commitment, Minimum Group 2 Tankage Revenue Commitment, Minimum Group 2 Loading Rack Revenue Commitment or Minimum Group 1 Loading Rack Revenue Commitment.

(e) The Parties acknowledge and agree that no revenue generated as a result of tariffs paid with respect to any specific minimum revenue commitment hereunder, such as the Minimum Pipeline Revenue Commitment, the Minimum Group 1 Tankage Revenue Commitment, Minimum Group 2 Tankage Revenue Commitment, Minimum Group 2 Loading Rack Revenue Commitment or Minimum Group 1 Loading Rack Revenue Commitment, shall be considered in determining whether Holly Tulsa has satisfied any other minimum revenue commitment hereunder for purposes of determining any deficiency pursuant to this Section 9, though once the amount of such deficiencies are determined, the Parties may offset payments due on account of such deficiencies in accordance with Section 9(a).

Section 10.                       Indemnification

(a) Environmental Indemnification

(i) Indemnification of HEP Tulsa and HEP Storage-Tulsa.  From and after each Closing Date, Holly Tulsa shall indemnify, defend and hold harmless HEP Tulsa, HEP Storage-Tulsa and their Related Indemnified Parties from and against environmental and Toxic Tort losses (including, without limitation, economic losses, diminution in value suffered by third parties, and lost profits), damages, injuries (including, without limitation, personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by HEP Tulsa, HEP Storage-Tulsa or their Related Indemnified Parties or any third party to the extent arising out of:

(A)           any violation or correction of violation of Environmental Laws associated with the ownership or operation of the HEP Purchased Assets other than the Interconnecting Pipelines, or

(B)           any event or condition associated with ownership or operation of the HEP Purchased Assets other than the Interconnecting Pipelines (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the HEP Purchased Assets or the disposal or release of Hazardous Substances generated by operation of the HEP Purchased Assets at non-HEP Purchased Asset locations), including, without limitation, (1) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (2) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (3) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;

but only to the extent that such violation complained of under Section 10(a)(i)(A) or such events or conditions included under Section 10(a)(i)(B) occurred before the Closing Date applicable to the assets to which such violation, events or conditions relate (collectively, “Covered Environmental Losses”).

(ii) Burden of Proof for Tank Claims.  To the extent that a good faith claim by HEP Tulsa, HEP Storage-Tulsa or their Related Indemnified Parties for indemnification under Section 10(a)(i)(A) or Section 10(a)(i)(B) arises from events or conditions at the tanks included in the HEP Purchased Assets or the soil immediately underneath such tanks or such tanks’ secondary containment, and Holly Tulsa refuses to provide such indemnification, then the burden of proof shall be on Holly Tulsa to demonstrate that the events or conditions giving rise to the claim arose after the Closing Date applicable to the assets to which such claims relate.

(iii) Indemnification of Holly Tulsa.  HEP Tulsa and HEP Storage-Tulsa shall indemnify, defend and hold harmless Holly Tulsa and its Related Indemnified Parties from and against environmental and Toxic Tort losses (including, without limitation, economic losses, diminution in value and lost profits suffered by third parties), damages, injuries (including, without limitation, personal injury and death), liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by Holly Tulsa and its Related Indemnified Parties or any third party to the extent arising out of:

(A)           any violation or correction of violation of Environmental Laws associated with the operation of the HEP Purchased Assets by a Person other than a Holly Entity or ownership and operation of the HEP Purchased Assets by a Person other than a Holly Entity, or

(B)           any event or condition associated with the operation of the HEP Purchased Assets by a Person other than Holly Tulsa and its Affiliates or ownership and operation of the HEP Purchased Assets by a Person other than Holly Tulsa and its Affiliates (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the HEP Purchased Assets or the disposal or release of Hazardous Substances generated by operation of the HEP Purchased Assets at non-HEP Purchased Asset locations) except, where Holly Tulsa or one of its Affiliates is operating an HEP Purchased Asset, to the extent resulting from the negligent acts or omissions or willful misconduct of Holly Tulsa or such Affiliate including, without limitation, (1) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (2) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (3) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;

but only, in the case of the Group 1 Assets and the Group 2 Assets, to the extent such violation complained of under Section 10(a)(iii)(A) or such events or conditions included under Section 10(a)(iii)(B) occurred after the Closing Date applicable to the assets to which such violation, event or condition relate; provided, however, that nothing stated above shall make HEP Tulsa or HEP Storage-Tulsa responsible for any post-Closing Date negligent actions or omissions or willful misconduct by Holly Tulsa or its Affiliates.

(b) Indemnification Procedures.

(i) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Agreement, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(ii) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Agreement, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(iii) The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Agreement, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 10(b).  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Agreement; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(iv) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by all amounts recovered by the Indemnified Party under contractual indemnities (other than insurance policies) from third Persons.  An Indemnified Party shall be obligated to pursue all contractual indemnities that such Indemnified Party has with third Persons outside of this Agreement, provided, however, if the Indemnified Party’s right to such indemnification is assignable, the Indemnified Party may, in its sole discretion and in lieu of pursuing such claim, elect to assign such indemnification claim to the Indemnifying Party to pursue and shall reasonably cooperate with the Indemnifying Party (including, without limitation, making its relevant books, records, officers, information and testimony reasonably available to the Indemnifying Party) in the Indemnifying Party’s pursuit of such claim.  In the event the Indemnified Party recovers under a contractual indemnity from a third Person outside of this Agreement, the amount recovered, less the reasonable out-of-pocket fees and expenses incurred by the Indemnified Party in recovering such amounts, shall reduce the amount such Indemnified Party may recover under this Agreement and if the Indemnified Party receives any such amounts subsequent to an indemnification payment by the Indemnifying Party in respect of such losses, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount so received by the Indemnified Party.

(v) The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made.

(c) Survival of Indemnification.  The provisions of this Section 10 shall survive the termination of this Agreement (including any termination following the sale of the HEP Purchased Assets).

Section 11.                       Right of First Refusal. The Parties acknowledge the right of first refusal of Holly Tulsa with respect to the Pipelines, the Interconnecting Pipelines, Group 1 Tankage, Group 2 Tankage, Group 2 Loading Rack and Group 1 Loading Rack provided in the Omnibus Agreement.

Section 12.                       Limitation of Damages.

(a) NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT AND EXCEPT FOR CLAIMS MADE BY THIRD PARTIES WHICH SHALL NOT BE LIMITED BY THIS PARAGRAPH, THE PARTIES AGREE THAT THE RECOVERY BY ANY PARTY OF ANY LIABILITIES, DAMAGES, COSTS OR OTHER EXPENSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY; PROVIDED, HOWEVER, THAT SUCH RESTRICTION AND LIMITATION SHALL NOT APPLY (x) AS A RESULT OF A THIRD PARTY CLAIM FOR SUCH INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR (y) TO INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) THAT ARE A RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE BREACHING OR NONFULFILLING PARTY OR ITS AFFILIATES.

(b) Notwithstanding anything in this Agreement to the contrary and solely for the purpose of determining which of Holly Tulsa, HEP Tulsa, or HEP Storage-Tulsa, as applicable, shall be liable in a particular circumstance, no Party shall be liable to another Party for any loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by such Party (the “Damaged Party”) except to the extent that the Party causes such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Damaged Party or owns or operates the Pipelines, Group 1 Tankage, Group 2 Tankage, Group 2 Loading Rack or Group 1 Loading Rack or other property in question responsible for causing such loss, damage, injury, judgment, claim, cost, expense or other liability suffered or incurred by the Damaged Party.

Section 13.                       Miscellaneous

(a) Amendments and Waivers.  No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the Parties.  No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced.  Any of the exhibits or schedules to this Agreement may be amended, modified, revised or updated by the Parties if each of the Parties executes an amended, modified, revised or updated exhibit or schedule, as applicable, and attaches it to this Agreement.  Such amended, modified, revised or updated exhibits or schedules shall be sequentially numbered (e.g. Schedule I-1, Schedule I-2, etc.), dated and appended as an additional exhibit or schedule to this Agreement and shall replace the prior exhibit or schedule, as applicable, in its entirety, except as specified therein.  No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement.  No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

(b) Successors and Assigns.  This Agreement shall inure to the benefit of, and shall be binding upon, Holly Tulsa, HEP Tulsa, HEP Storage-Tulsa and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of Holly Tulsa (in the case of any assignment by HEP Tulsa or HEP Storage-Tulsa) or HEP Tulsa and HEP Storage-Tulsa (in the case of any assignment by Holly Tulsa), in each case, such consent is not to be unreasonably withheld or delayed; provided, however, that (i) HEP Tulsa and HEP Storage-Tulsa may make such an assignment (including a partial pro rata assignment) to an Affiliate of HEP Tulsa or HEP Storage-Tulsa without Holly Tulsa’s consent, (ii) Holly Tulsa may make such an assignment (including a pro rata partial assignment) to an Affiliate of Holly Tulsa without HEP Tulsa’s or HEP Storage-Tulsa’s consent, (iii) Holly Tulsa may make a collateral assignment of their rights and obligations hereunder, and (iv) HEP Tulsa and HEP Storage-Tulsa may make a collateral assignment of their rights hereunder and/or grant a security interest in all or a portion of the Pipelines, Interconnecting Pipelines, Group 1 Tankage, Group 2 Tankage, Group 2 Loading Rack and Group 1 Loading Rack to a bona fide third party lender or debt holder, or trustee or representative for any of them, without Holly Tulsa’s consent, if such third party lender, debt holder or trustee shall have executed and delivered to Holly Tulsa a non-disturbance agreement in such form as is reasonably satisfactory to Holly Tulsa and such third party lender, debt holder or trustee and Holly Tulsa executes an acknowledgement of such collateral assignment in such form as may from time to time be reasonably requested.  Any attempt to make an assignment otherwise than as permitted by the foregoing shall be null and void.  The Parties agree to require their respective successors, if any, to expressly assume, in a form of agreement reasonably acceptable to the other Parties, their obligations under this Agreement.

(c) Severability.  If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

(d) Choice of Law.  This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

(e) Arbitration Provision.  Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code).  If there is any inconsistency between this Section 13(e) and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 13(e) will control the rights and obligations of the Parties.  Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations.  Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration.  Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed.  The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed.  If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account.  The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed.  The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it.  The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent.  The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator.  All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of Holly Tulsa, HEP Tulsa, HEP Storage-Tulsa or any of their Affiliates and (ii) have not less than seven (7) years experience in the petroleum transportation industry.  The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator.  Holly Tulsa, HEP Tulsa, HEP Storage-Tulsa and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible.  Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto.  The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind.  The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between Holly Tulsa, HEP Tulsa, HEP Storage-Tulsa or their Affiliates to the extent that the issues raised in such disputes are related.  Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.

(f) Rights of Limited Partners.  The provisions of this Agreement are enforceable solely by the Parties, and no limited partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

(g) Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each signatory Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

(h) Headings.  Headings of the Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.  All references in this Agreement to Sections are to Sections of this Agreement unless otherwise stated.

(i) No Novation.  This Agreement shall be considered an amendment and restatement of the First Amended Tulsa East Throughput Agreement, and the First Amended Tulsa East Throughput Agreement is hereby ratified, approved and confirmed in every respect, except as amended hereby.  This Agreement is not intended to constitute a novation of the First Amended Tulsa East Throughput Agreement and all of the obligations owing by the Parties under the First Amended Tulsa East Throughput Agreement shall continue (from and after the date of this Agreement, as amended hereby).

Section 14.                       Guarantee by Holly

(a) Payment and Performance Guaranty.  Holly unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to HEP Tulsa and HEP Storage-Tulsa the punctual and complete payment in full when due of all amounts due from Holly Tulsa under the Agreement (collectively, the “Holly Tulsa Payment Obligations”).  Holly agrees that HEP Tulsa and HEP Storage-Tulsa shall be entitled to enforce directly against Holly any of the Holly Tulsa Payment Obligations.

(b) Guaranty Absolute.  Holly hereby guarantees that the Holly Tulsa Payment Obligations will be paid strictly in accordance with the terms of the Agreement.  The obligations of Holly under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability.  The liability of Holly under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(i) any assignment or other transfer of the Agreement or any of the rights thereunder of HEP Tulsa or HEP Storage-Tulsa;

(ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

(iii) any acceptance by HEP Tulsa or HEP Storage-Tulsa of partial payment or performance from Holly Tulsa;

(iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Holly Tulsa or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;

(v) any absence of any notice to, or knowledge of, Holly, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of Holly hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Holly Tulsa Payment Obligations or otherwise.

(c) Waiver.  Holly hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Holly Tulsa Payment Obligations and any requirement for HEP Tulsa or HEP Storage-Tulsa to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Holly Tulsa, any other entity or any collateral.

(d) Subrogation Waiver.  Holly agrees that for so long as there is a current or ongoing default or breach of this Agreement by Holly Tulsa, Holly shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from Holly Tulsa for any payments made by Holly under this Section 14, and Holly hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against Holly Tulsa during any period of default or breach of this Agreement by Holly Tulsa until such time as there is no current or ongoing default or breach of this Agreement by Holly Tulsa.

(e) Reinstatement.  The obligations of Holly under this Section 14 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Holly Tulsa Payment Obligations is rescinded or must otherwise be returned to Holly Tulsa or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of Holly Tulsa or such other entity, or for any other reason, all as though such payment had not been made.

(f) Continuing Guaranty.  This Section 14 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Holly Tulsa Payment Obligations, (ii) be binding upon Holly, its successors and assigns and (iii) inure to the benefit of and be enforceable by HEP Tulsa, HEP Storage-Tulsa and their respective successors, transferees and assigns.

(g) No Duty to Pursue Others.  It shall not be necessary for HEP Tulsa or HEP Storage-Tulsa (and Holly hereby waives any rights which Holly may have to require HEP Tulsa or HEP Storage-Tulsa), in order to enforce such payment by Holly, first to (i) institute suit or exhaust its remedies against Holly Tulsa or others liable on the Holly Tulsa Payment Obligations or any other person, (ii) enforce HEP Tulsa’s and HEP Storage-Tulsa’s rights against any other guarantors of the Holly Tulsa Payment Obligations, (iii) join Holly Tulsa or any others liable on the Holly Tulsa Payment Obligations in any action seeking to enforce this Section 14, (iv) exhaust any remedies available to HEP Tulsa and HEP Storage-Tulsa against any security which shall ever have been given to secure the Holly Tulsa Payment Obligations, or (v) resort to any other means of obtaining payment of the Holly Tulsa Payment Obligations.

Section 15.                       Guarantee by the Partnership and Operating Partnership.

(a) Payment and Performance Guaranty.  Each of the Partnership and the Operating Partnership unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Holly Tulsa the punctual and complete payment in full when due of all amounts due from HEP Tulsa and HEP Storage-Tulsa under the Agreement (collectively, the “HEP Tulsa Payment Obligations”).  Each of the Partnership and the Operating Partnership agrees that Holly Tulsa shall be entitled to enforce directly against the Partnership and the Operating Partnership any of the HEP Tulsa Payment Obligations.

(b) Guaranty Absolute.  Each of the Partnership and the Operating Partnership hereby guarantees that the HEP Tulsa Payment Obligations will be paid strictly in accordance with the terms of the Agreement.  The obligations of each of the Partnership and the Operating Partnership under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectability.  The liability of each of the Partnership and the Operating Partnership under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:

(i) any assignment or other transfer of the Agreement or any of the rights thereunder of Holly Tulsa;

(ii) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;

(iii) any acceptance by Holly Tulsa of partial payment or performance from HEP Tulsa or HEP Storage-Tulsa;

(iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to HEP Storage-Tulsa or any action taken with respect to the Agreement by any trustee or receiver, or by any court, in any such proceeding;

(v) any absence of any notice to, or knowledge of, the Partnership or the Operating Partnership, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (i) through (iv); or

(vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.

The obligations of each of the Partnership and the Operating Partnership hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the HEP Tulsa Payment Obligations or otherwise.

(c) Waiver.  Each of the Partnership and the Operating Partnership hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the HEP Tulsa Payment Obligations and any requirement for Holly Tulsa to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against HEP Tulsa or HEP Storage-Tulsa, any other entity or any collateral.

(d) Subrogation Waiver.  Each of the Partnership and the Operating Partnership agrees that for so long as there is a current or ongoing default or breach of this Agreement by HEP Tulsa or HEP Storage-Tulsa, the Partnership and the Operating Partnership shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from HEP Tulsa or HEP Storage-Tulsa for any payments made by the Partnership or the Operating Partnership under this Section 15, and each of the Partnership and the Operating Partnership hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against HEP Tulsa or HEP Storage-Tulsa during any period of default or breach of this Agreement by HEP Tulsa or HEP Storage-Tulsa until such time as there is no current or ongoing default or breach of this Agreement by HEP Tulsa or HEP Storage-Tulsa.

(e) Reinstatement.  The obligations of the Partnership and the Operating Partnership under this Section 15 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the HEP Tulsa Payment Obligations is rescinded or must otherwise be returned to HEP Tulsa, HEP Storage-Tulsa or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of HEP Tulsa, HEP Storage-Tulsa or such other entity, or for any other reason, all as though such payment had not been made.

(f) Continuing Guaranty.  This Section 15 is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the HEP Tulsa Payment Obligations, (ii) be binding upon the Partnership, the Operating Partnership, and each of their respective successors and assigns and (iii) inure to the benefit of and be enforceable by Holly Tulsa and their respective successors, transferees and assigns.

(g) No Duty to Pursue Others.  It shall not be necessary for Holly Tulsa (and each of the Partnership and the Operating Partnership hereby waives any rights which the Partnership or the Operating Partnership, as applicable, may have to require Holly Tulsa), in order to enforce such payment by the Partnership or the Operating Partnership, first to (i) institute suit or exhaust its remedies against HEP Tulsa or HEP Storage-Tulsa or others liable on the HEP Tulsa Payment Obligations or any other person, (ii) enforce Holly Tulsa’ rights against any other guarantors of the HEP Tulsa Payment Obligations, (iii) join HEP Tulsa, HEP Storage-Tulsa or any others liable on the HEP Tulsa Payment Obligations in any action seeking to enforce this Section 15, (iv) exhaust any remedies available to Holly Tulsa against any security which shall ever have been given to secure the HEP Tulsa Payment Obligations, or (v) resort to any other means of obtaining payment of the HEP Tulsa Payment Obligations.

[Remainder of page intentionally left blank.  Signature pages follow.]

IN WITNESS WHEREOF, the undersigned Parties have executed this Agreement as of the date first written above.

HEP TULSA:

HEP TULSA LLC

By:           /s/  Matthew P. Clifton
Name:       Matthew P. Clifton
Title:         Chief Executive Officer and President

HEP STORAGE-TULSA:

HOLLY ENERGY STORAGE-TULSA LLC

By:           /s/  Matthew P. Clifton
Name:       Matthew P. Clifton
Title:         Chief Executive Officer and President

HOLLY TULSA:

HOLLY REFINING & MARKETING
– TULSA LLC

By:           /s/  Michael C. Jennings
Name:      Michael C. Jennings
Title:        Chief Executive Officer and President

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 9(b)
AND Section 14:

HOLLYFRONTIER CORPORATION

By:  /s/  Michael C. Jennings
Name:  Michael C. Jennings
Title:    Chief Executive Officer and President

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 9(b)
AND Section 15:

HOLLY ENERGY PARTNERS, L.P.

By:       HEP Logistics Holdings, L.P.,
its General Partner

By:       Holly Logistic Services, L.L.C.,
its General Partner

By: /s/  Matthew P. Clifton
Name: Matthew P. Clifton
Title:  Chief Executive Officer and President

ACKNOWLEDGED AND AGREED
FOR PURPOSES OF Section 15:

HOLLY ENERGY PARTNERS-OPERATING, L.P.

By: /s/  Matthew P. Clifton
Name: Matthew P. Clifton
Title:   Chief Executive Officer and President

SCHEDULE I

PIPELINE TARIFF

Pipeline Tariff
$0.1030 per barrel

Schedule I

SCHEDULE II

GROUP 1 TANKAGE TARIFFS

Group 1 Tankage Base Tariff
$0.3543 per barrel

Group 1 Tankage Incentive Tariff
$0.1030 per barrel

Group 1 Tankage Excess Tariff
$0.2266 per barrel

90266285.10
Schedule II

SCHEDULE III

GROUP 1 LOADING RACK TARIFF

Loading Rack Tariff
$0.3090 per barrel

Schedule III

SCHEDULE IV

GROUP 1 ASSETS ASSUMED OPEX

Assumed OPEX
$1,702,000.00

Schedule IV

SCHEDULE V

GROUP 2 TANKAGE TARIFFS

Group 2 Tankage Base Tariff
$0.4250 per barrel

Group 2 Tankage Incentive Tariff
$0.1030 per barrel

Group 2 Tankage Excess Tariff
$0.2266 per barrel

Schedule V

SCHEDULE VI

GROUP 2 LOADING RACK TARIFF

Group 2 Loading Rack Tariff
$0.3605 per barrel

Schedule VI

SCHEDULE VII

GROUP 2 ASSETS ASSUMED OPEX

Group 2 Assets Assumed OPEX
$1,050,000

Schedule VII

SCHEDULE VIII

INTERCONNECTING PIPELINE TARIFFS

Interconnecting Pipeline Gas Tariff
$0.064 per MSCF/day

Interconnecting Pipeline Liquid Tariff (to 45,000 barrels per day)
$0.2092 per barrel

Interconnecting Pipeline Liquid Incentive Tariff (45,001 to 64,999 barrels per day)
$0.07 per barrel

Interconnecting Pipeline Liquid Excess Tariff (over 65,000 barrels per day)
$0.05 per barrel

Schedule VIII

EXHIBIT A

GROUP 1 TANKAGE

TANK ID	REFINED PRODUCT	CAPACITY (BBLS)

10	ULSD #2 (XT)	37,500
11	ULSD #2 (XT)	37,500
102	Kerosene	37,500
103	Kerosene	37,500
104	ULSD #2 (XT)	37,500
110	ULSD #1	37,500
111	Kerosene	37,500
115A	ULSD #2 (XT)	151,000
115B	ULSD #2 (XT)	151,000
116	Kerosene	37,500
117	ULSD #2 (XT)	63,000
450	Premium Unleaded	12,000
451	USLD #2 (XT)	12,000
452	USLD #2 (XT)	12,000
464	Unleaded Regular	80,000
465	Unleaded Regular	74,000
466	Unleaded Regular	80,000
467	Unleaded Regular	80,000
470	Unleaded Regular	80,000
472	Unleaded Regular	151,000
473	Premium Unleaded (ST)	80,000
601	Unleaded Regular	19,000
602	Premium Unleaded (ST)	10,000
603	USLD #2 (XT)	2,000
605	Ethanol	5,000
606	Empty	500

Exhibit A

EXHIBIT B

GROUP 2 TANKAGE

TANK ID	CURRENT SERVICE	CAPACITY (BBLS)

1	Crude	130,000
2	Crude	131,000
3	Crude	130,000
8	Crude	130,000
123	CSO	37,500
471	Unleaded Gasoline	80,000
107	Flux/Asphalt	131,000
108	Flux/Asphalt	37,500
109	Flux/Asphalt	37,500
125	Flux/Asphalt	37,500
131	Flux/Asphalt	37,500
442	Gasoline blendstock	11,700
445	Gasoline blendstock	11,700
446	Gasoline blendstock	11,700
447	Gasoline blendstock	11,700
460	LSR	80,000
461	LSR	80,000
17	FCCU LCO	37,500
114	Raw Diesel	131,000
9	Raw gas oil	130,000
15	Raw gas oil	130,000
16	Raw gas oil-Sour	151,078
6	Raw naphtha	54,000
4	Scanfiner feed	120,566
40	Raw gas oil	6,100
41	CSO	3,900
34	Truck loading-64/22 asphalt	11,700
36	Truck loading-58/28 asphalt	11,500
124	Flux/Asphalt	37,500
18	Slop	37,500
31	Slop	15,000
7	Naptha	64,000
14	Naptha	55,000

Exhibit B